Exhibit 99.2

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

For purposes of this discussion, “MetLife” or the “Company” refers to MetLife, Inc., a Delaware corporation incorporated in 1999 (the “Holding Company”), and its subsidiaries, including Metropolitan Life Insurance Company (“MLIC”). Following this summary is a discussion addressing the consolidated results of operations and financial condition of the Company for the periods indicated. This discussion should be read in conjunction with the forward-looking statement information included below, “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “ 2008 Annual Report”), and Selected Financial Data and Consolidated Financial Statements and Financial Statement Schedules included as Exhibits 99.1 and 99.3, respectively, to this Current Report on Form 8-K.

The information contained herein updates selected sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations as previously presented within Item 7 of Part II of the Company’s 2008 Annual Report. As more fully described in Item 8.01 of this Current Report on Form 8-K, as well as in the updated Consolidated Financial Statements and Financial Statement Schedules included as Exhibit 99.3 to this Current Report on Form 8-K, sections of the Company’s 2008 Annual Report are being updated to reflect the adoption by MetLife of the provisions of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51 (“SFAS 160”), effective as of January 1, 2009. SFAS 160 requires the Company to reclassify retrospectively, for all periods presented, noncontrolling ownership interests (formerly called minority interest) to the equity section of the balance sheet, and to change the presentation of net income (loss) in the consolidated statement of cash flows to include the portion of net income (loss) attributable to noncontrolling interests with a corresponding reduction in other operating activities. SFAS 160 also requires that net income (loss) include net income attributable to noncontrolling interests and that the Company add a new separate caption to the consolidated statement of income disclosing net income attributable to MetLife, Inc. The sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations as previously presented within Item 7 of Part II of the 2008 Annual Report that are being updated are as follows:

•	Executive Summary (Year Ended December 31, 2008 compared with the Year Ended December 31, 2007 and Year Ended December 31, 2007 compared with the Year Ended December 31, 2006 only)

•	Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission (“SEC”). These factors include: (i) difficult and adverse conditions in the global and domestic capital and credit markets; (ii) continued volatility and further deterioration of the capital and credit markets, which may affect the Company’s ability to seek financing or access its credit facilities; (iii) uncertainty about the effectiveness of the U.S. government’s plan to stabilize the financial system by injecting capital into financial institutions, purchasing large amounts of illiquid, mortgage-backed and other securities from financial institutions, or otherwise;

(iv) the impairment of other financial institutions; (v) potential liquidity and other risks resulting from MetLife’s participation in a securities lending program and other transactions; (vi) exposure to financial and capital market risk; (vii) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect the Company’s ability to raise capital, generate fee income and market-related revenue and finance statutory reserve requirements and may require the Company to pledge collateral or make payments related to declines in value of specified assets; (viii) defaults on the Company’s mortgage and consumer loans; (ix) investment losses and defaults, and changes to investment valuations; (x) impairments of goodwill and realized losses or market value impairments to illiquid assets; (xi) unanticipated changes in industry trends; (xii) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors and for personnel; (xiii) discrepancies between actual claims experience and assumptions used in setting prices for the Company’s products and establishing the liabilities for the Company’s obligations for future policy benefits and claims; (xiv) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xv) ineffectiveness of risk management policies and procedures, including with respect to guaranteed benefit riders (which may be affected by fair value adjustments arising from changes in our own credit spread) on certain of the Company’s variable annuity products; (xvi) increased expenses relating to pension and post-retirement benefit plans, (xvii) catastrophe losses; (xviii) changes in assumptions related to deferred policy acquisition costs (“DAC”), value of business acquired (“VOBA”) or goodwill; (xix) downgrades in MetLife, Inc.’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xx) economic, political, currency and other risks relating to the Company’s international operations; (xxi) availability and effectiveness of reinsurance or indemnification arrangements, (xxii) regulatory, legislative or tax changes that may affect the cost of, or demand for, the Company’s products or services; (xxiii) changes in accounting standards, practices and/or policies; (xxiv) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xxv) deterioration in the experience of the “closed block” established in connection with the reorganization of MLIC; (xxvi) the effects of business disruption or economic contraction due to terrorism, other hostilities, or natural catastrophes; (xxvii) MetLife’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; (xxviii) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; and (xxix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC.

MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.

Executive Summary

MetLife is a leading provider of individual insurance, employee benefits and financial services with operations throughout the United States and the regions of Latin America, Europe, and Asia Pacific. Through its subsidiaries and affiliates, MetLife offers life insurance, annuities, automobile and homeowners insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. Subsequent to the disposition of Reinsurance Group of America, Incorporated (“RGA”) and the elimination of the Reinsurance segment, MetLife is organized into four operating segments: Institutional, Individual, Auto & Home and International, as well as Corporate & Other.

Year Ended December 31, 2008 compared with the Year Ended December 31, 2007

The Company reported $3,084 million in net income available to MetLife, Inc.’s common shareholders and net income per MetLife, Inc. diluted common share of $4.14 for the year ended December 31, 2008 compared to $4,180 million in net income available to MetLife, Inc.’s common shareholders and net income per MetLife, Inc.’s diluted common share of $5.48 for the year ended December 31, 2007. Net income available to MetLife, Inc.’s common shareholders decreased by $1,096 million, or 26%, for the year ended December 31, 2008 compared to the prior year.

The decrease in net income available to MetLife, Inc.’s common shareholders was principally due to an increase in losses from discontinued operations of $563 million. This was primarily the result of the split-off of substantially all of the Company’s interest in RGA in September 2008 whereby stockholders of the Company were offered the opportunity to exchange their shares of MetLife, Inc. common stock for shares of RGA Class B common stock based upon a pre-determined exchange ratio.

The decrease in net income available to MetLife, Inc.’s common shareholders was also driven by an increase in other expenses of $1,002 million, net of income tax. The increase in other expenses was due to:

•	Higher DAC amortization in the Individual segment related to lower expected future gross profits due to separate account balance decreases resulting from recent market declines, higher net investment gains primarily due to net derivative gains and the reduction on expected cumulative earnings of the closed block partially offset by a reduction in actual earnings of the closed block and changes in assumptions used to estimate future gross profits and margins. In addition, there is further offset in the Institutional segment due to a charge associated with the adoption of Statement of Position (“SOP”) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts (“SOP 05-1”) in the prior year.

•	An increase in corporate expenses primarily related to an enterprise-wide cost reduction and revenue enhancement initiative. As a result of a strategic review begun in 2007, the Company launched an enterprise initiative called Operational Excellence. This initiative began in April 2008 and management expects the initiative to be fully implemented by December 31, 2010. This initiative is focused on reducing complexity, leveraging scale, increasing productivity, improving the effectiveness of the Company’s operations and providing a foundation for future growth. The Company recognized within Corporate & Other during the current period an initial accrual for post-employment related expenses.

•	Higher legal costs in Corporate & Other principally driven by costs associated with the commutation of three asbestos insurance policies and higher expenses in the Institutional and International segments as well as Corporate & Other associated with business growth and higher corporate support expenses.

•	Higher expenses in Corporate & Other relating to increased compensation, rent, and mortgage loan origination costs and servicing expenses associated with two acquisitions by MetLife Bank, National Association (“MetLife Bank”) in 2008.

Premiums, fees and other revenues increased by $2,085 million, net of income tax, across all of the Company’s operating segments but most notably within the Institutional and International segments due to business growth. Policyholder benefits and claims and policyholder dividends increased commensurately by $2,393 million, net of income tax; however, policyholder benefits and claims were also adversely impacted by an increase in catastrophe losses in the Auto & Home segment, a charge within the Institutional segment resulting from a liability adjustment in the group annuity business, and business growth.

Net investment losses decreased by $1,554 million, net of income tax, to a gain of $1,178 million, net of income tax, for the year ended December 31, 2008 from a loss of $376 million, net of income tax, for the comparable 2007 period. The decrease in net investment losses is due to an increase in gains on derivatives partially offset by losses primarily on fixed maturity and equity securities. Derivative gains were driven by gains on freestanding derivatives that were partially offset by losses on embedded derivatives primarily associated with variable annuity riders. Gains on freestanding derivatives increased by $4,225 million, net of income tax, and were primarily driven by: i) gains on certain interest rate swaps, floors and swaptions which were economic hedges of certain investment assets and liabilities, ii) gains from foreign currency derivatives primarily due to the U.S. dollar strengthening as well as, iii) gains primarily from equity options, financial futures, and interest rate swaps hedging the embedded derivatives. The gains on these equity options, financial futures, and interest rate swaps substantially offset the change in the underlying embedded derivative liability that is hedged by these derivatives. Losses on the embedded derivatives increased by $1,514 million, net of income tax, and were driven by declining interest rates and poor equity market performance throughout the year. These embedded derivative losses include a $1,946 million, net of income tax, gain resulting from the effect of the widening of the Company’s own credit spread which is required to be used in the valuation of these variable annuity rider embedded derivatives under

SFAS No. 157, Fair Value Measurements (“SFAS 157”), which became effective January 1, 2008. The remaining change in net investment losses of $1,157 million, net of income tax, is principally attributable to an increase in losses on fixed maturity and equity securities, and, to a lesser degree, an increase in losses on mortgage and consumer loans and other limited partnerships offset by an increase in foreign currency transaction gains. The increase in losses on fixed maturity and equity securities is primarily attributable to an increase in impairments associated with financial services industry holdings which experienced losses as a result of bankruptcies, Federal Deposit Insurance Corporation (“FDIC”) receivership, and Federal government assisted capital infusion transactions in the third and fourth quarters of 2008. Losses on fixed maturity and equity securities were also driven by an increase in credit related impairments on communication and consumer sector security holdings, losses on asset-backed securities as well as an increase in losses on fixed maturity security holdings where the Company either lacked the intent to hold, or due to extensive credit widening, the Company was uncertain of its intent to hold these fixed maturity securities for a period of time sufficient to allow recovery of the market value decline.

Net investment income decreased by $1,148 million, or 10%, net of income tax, to $10,593 million for the year ended December 31, 2008 from $11,741 million for the comparable 2007 period. Management attributes $2,041 million, net of income tax, of this change to a decrease in yields, partially offset by an increase of $893 million due to growth in average invested assets. Average invested assets are calculated on a cost basis without unrealized gains and losses. The decrease in net investment income attributable to lower yields was primarily due to lower returns on other limited partnership interests, real estate joint ventures, short-term investments, fixed maturity securities, and mortgage loans, partially offset by improved securities lending results. Management anticipates that the significant volatility in the equity, real estate and credit markets will continue in 2009 which could continue to impact net investment income and yields on other limited partnerships and real estate joint ventures. Net investment income increased due to an increase in average invested assets, on an amortized cost basis, primarily within short-term investments, other invested assets including derivatives, mortgage loans, other limited partnership interests, and real estate joint ventures.

A decrease in interest credited to policyholder account balances of $437 million, net of income tax, resulted from a decline in average crediting rates, which was largely due to the impact of lower short-term interest rates in the current period, offset by an increase from growth in the average policyholder account balance, primarily the result of continued growth in the global guaranteed interest contracts (“GICs”) and funding agreement products all of which occurred within the Institutional segment. There was also a decrease in interest credited in the International segment as a result of a reduction in unit-linked policyholder liabilities reflecting the losses of the trading portfolio backing these liabilities.

Year Ended December 31, 2007 compared with the Year Ended December 31, 2006

The Company reported $4,180 million in net income available to MetLife, Inc.’s common shareholders and earnings per MetLife, Inc. diluted common share of $5.48 for the year ended December 31, 2007 compared to $6,159 million in net income available to MetLife, Inc.’s common shareholders and earnings per MetLife, Inc. diluted common share of $7.99 for the year ended December 31, 2006. Net income available to MetLife, Inc.’s common shareholders decreased by $1,979 million, or 32%, for the year ended December 31, 2007 compared to the 2006 period.

The decrease in net income available to MetLife, Inc.’s common shareholders was primarily due to a decrease in income from discontinued operations of $3,164 million, net of income tax. This decrease in income from discontinued operations was principally driven by a gain on the sale of the Peter Cooper Village and Stuyvesant Town properties in Manhattan, New York, that was recognized during the year ended December 31, 2006. Also contributing to the decrease was lower net investment income and net investment gains (losses) from discontinued operations related to real estate properties sold or held-for-sale during the year ended December 31, 2007 as compared to the year ended December 31, 2006. Lower income from discontinued operations related to the sale of MetLife Insurance Limited (“MetLife Australia”) annuities and pension businesses to a third party in the third quarter of 2007 and lower income from discontinued operations related to the sale of SSRM Holdings, Inc. (“SSRM”) resulting from a reduction in additional proceeds from the sale received during the year ended December 31, 2007 as compared to the year December 31, 2006. This decrease was partially offset by higher income from discontinued operations related to RGA, which was reclassified to discontinued operations in the third quarter of 2008 as a result of a tax-free split-off. RGA’s income was higher in 2007, primarily due to an increase in premiums, net of an increase in policyholder benefits and claims, due to additional in-force business from facultative and automatic treaties and renewal premiums on existing blocks of business combined with an increase in net investment income, net of interest credited to policyholder account balances, due to higher invested assets. These increases in RGA’s income were offset by an increase in net investment losses resulting from a decline in the estimated fair value of embedded derivatives associated with the reinsurance of annuity products on a funds withheld basis.

The decrease in net income available to MetLife, Inc.’s common shareholders was also driven by an increase in other expenses of $579 million, net of income tax. The increase in other expenses was primarily due to higher amortization of DAC resulting from business growth, lower net investment losses in the current year and the net impact of revisions to management’s assumption used to determine estimated gross profits and margins in both years. In addition, other expenses increased due to higher compensation, higher interest expense on debt and interest on tax contingencies, the net impact of revisions to certain liabilities in both periods, asset write-offs, higher general spending and expenses related to growth initiatives, partially offset by lower legal costs and integration costs incurred in 2006.

The net effect of increases in premiums, fees and other revenues of $1,046 million, net of income tax, across all of the Company’s operating segments and increases in policyholder benefit and claims and policyholder dividends of $610 million, net of income tax, was attributable to overall business growth and increased net income available to common shareholders.

Net investment income increased by $1,180 million, net of income tax, or 11%, to $11,741 million for the year ended December 31, 2007 from $10,561 million for the comparable 2006 period. Management attributes $700 million of this increase to growth in the average asset base and $480 million to an increase in yields. Growth in the average asset base was primarily within fixed maturity securities, mortgage loans, real estate joint ventures and other limited partnership interests. Higher yields was primarily due to higher returns on fixed maturity securities, other limited partnership interests excluding hedge funds, equity securities and improved securities lending results, partially offset by lower returns on real estate joint ventures, cash, cash equivalents and short-term investments, hedge funds and mortgage loans.

Net investment losses decreased by $522 million to a loss of $376 million for the year ended December 31, 2007 from a loss of $898 million for the comparable 2006 period. The decrease in net investment losses was primarily due to a reduction of losses on fixed maturity securities resulting principally from the 2006 portfolio repositioning in a rising interest rate environment, increased gains from asset-based foreign currency transactions due to a decline in the U.S. dollar year over year against several major currencies and increased gains on equity securities, partially offset by increased losses from the mark-to-market on derivatives and reduced gains on real estate and real estate joint ventures.

An increase in interest credited to policyholder account balances associated with an increase in the average policyholder account balance decreased net income available to common shareholders by $365 million, net of income tax.

The remainder of the variance is due to the change in effective tax rates between periods.

Results of Operations

Discussion of Results

The following table presents consolidated financial information for the Company for the years indicated:

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Revenues
Premiums	$25,914	$22,970	$22,052
Universal life and investment-type product policy fees	5,381	5,238	4,711
Net investment income	16,297	18,063	16,247
Other revenues	1,586	1,465	1,301
Net investment gains (losses)	1,812	(578)	(1,382)

Total revenues	50,990	47,158	42,929

Expenses
Policyholder benefits and claims	27,437	23,783	22,869
Interest credited to policyholder account balances	4,788	5,461	4,899
Policyholder dividends	1,751	1,723	1,698
Other expenses	11,947	10,405	9,514

Total expenses	45,923	41,372	38,980

Income from continuing operations before provision for income tax	5,067	5,786	3,949
Provision for income tax	1,582	1,677	1,029

Income from continuing operations, net of income tax	3,485	4,109	2,920
Income (loss) from discontinued operations, net of income tax	(207)	356	3,520

Net income	3,278	4,465	6,440
Less: Net income attributable to noncontrolling interests	69	148	147

Net income attributable to MetLife, Inc.	3,209	4,317	6,293
Less: Preferred stock dividends	125	137	134

Net income available to MetLife, Inc.’s common shareholders	$3,084	$4,180	$6,159

Year Ended December 31, 2008 compared with the Year Ended December 31, 2007 — The Company

Income from Continuing Operations

Income from continuing operations decreased by $624 million, or 15%, to $3,485 million for the year ended December 31, 2008 from $4,109 million for the comparable 2007 period.

The following table provides the change from the prior year in income from continuing operations, net of income tax, by segment:

Change
(In millions)

Institutional	$422
Individual	(726)
International	(68)
Auto & Home	(161)
Corporate & Other	(91)

Total change, net of income tax	$(624)

The Institutional segment’s income from continuing operations increased primarily due to a decrease in net investment losses and a decrease in policyholder benefits due to investment losses shared by policyholders. There was also a decrease in other expenses due in part to lower expenses related to DAC amortization which is primarily due to the impact of the implementation of SOP 05-1 in the prior year and amortization refinements in the current year. These increases were offset by lower underwriting results in retirement & savings, non-medical health & other, and group life businesses. There was also a decrease in interest margins within the retirement & savings and non-medical health & other businesses, partially offset by an increase in the group life business.

The Individual segment’s income from continuing operations decreased due to higher DAC amortization partially offset by a decrease in net investment losses due to an increase in gains on freestanding derivatives partially offset by losses primarily relating to embedded derivatives and fixed maturity securities including those resulting from intersegment transfers of securities. The embedded derivative losses are net of gains relating to the effect of the widening of the Company’s own credit spread. Income from continuing operations also decreased due to decreases in interest margins, unfavorable underwriting results in life products, an increase in interest credited to policyholder account balances, higher annuity benefits, lower universal life and investment-type product policy fees combined with other revenues, and an increase in policyholder dividends. These decreases were partially offset by a decrease in other expenses as well as an increase in net investment income on blocks of business not driven by interest margins.

The International segment’s decrease in income from continuing operations was primarily due to a decrease in income from continuing operations relating to Argentina and Japan. The decrease in Argentina’s income from continuing operations was due to the negative impact the 2007 pension reform had on current year income from continuing operations. The decrease was partially offset by the net impact resulting from the Argentine nationalization of the private pension system as well as refinements to certain contingent and insurance liabilities associated with a Supreme Court ruling. The Company’s earnings from its investment in Japan decreased due to an increase in losses on embedded derivatives associated with variable annuity riders, an increase in DAC amortization related to market performance and the impact of a refinement in assumptions for the guaranteed annuity business partially offset by the favorable impact from the utilization of the fair value option for certain fixed annuities. The Company’s results were also impacted by a decrease in earnings from assumed reinsurance, offset by an increase in income from hedging activities associated with Japan’s guaranteed annuity benefits. These decreases were offset by an increase in net investment gains which was due to an increase from gains on derivatives primarily in Japan partially offset by losses primarily on fixed maturity investments. There was also an increase in income from continuing operations relating to Hong Kong associated with the remaining 50% interest in MetLife Fubon acquired in the in the second quarter of 2007.

The Auto & Home segment’s decrease in income from continuing operations was primarily attributable to an increase in net investment losses and an increase in policyholder benefits and claims. The increase in net investment losses was due to an increase in losses on fixed maturity and equity securities. The increase in policyholder benefits and claims was comprised primarily of an increase in catastrophe losses offset by a decrease in non-catastrophe policyholder benefits and claims. Offsetting these decreases was an increase in premiums.

Income from continuing operations for Corporate & Other decreased due to lower net investment income as well as higher corporate expenses, interest expense, legal costs and interest credited to policyholder account balances. These decreases were offset by an increase in net investment gains, higher other revenues, lower interest on uncertain tax positions, and lower interest credited to bankholder deposits. The increase in net investment gains was primarily due to an elimination of losses which were recognized by other segments, partially offset by losses on fixed maturity securities and derivatives.

Revenues and Expenses

Premiums, Fees and Other Revenues

Premiums, fees and other revenues increased by $3,208 million, or 11%, to $32,881 million for the year ended December 31, 2008 from $29,673 million for the comparable 2007 period.

The following table provides the change from the prior year in premiums, fees and other revenues by segment:

		% of Total
	$ Change	$ Change
	(In millions)

Institutional	$2,705	84%
Individual	(70)	(2)
International	468	15
Auto & Home	—	—
Corporate & Other	105	3

Total change	$3,208	100%

The Institutional segment’s increase in premiums, fees and other revenues was primarily due to increases in the retirement & savings, non-medical health & other and group life businesses. The increase in the retirement & savings business was primarily due to increases in premiums in the group institutional annuity, structured settlement and global GIC businesses. The increase in both group institutional annuity and the structured settlement businesses were primarily due to higher sales. The increase in the group institutional annuity business was primarily due to large domestic sales and the first significant sales in the United Kingdom business in the current year. The growth in the non-medical health & other business was largely due to increases in the dental, disability, accidental death & dismemberment (“AD&D”), and individual disability insurance (“IDI”) businesses. The increase in the dental business was primarily due to organic growth in the business and the impact of an acquisition that closed in the first quarter of 2008. The increase in group life business was primarily due to an increase in term life, which was largely attributable to business growth, partially offset by a decrease in assumed reinsurance.

The Individual segment’s decrease in premiums, fees and other revenues was primarily attributable to decreases in universal life and investment-type product policy fees and other revenues. These decreases were due to lower average separate account balances due to unfavorable equity market performance during the current year, as well as revisions to management’s assumptions used to determine estimated gross profits and margins. These decreases were partially offset by universal life business growth over the prior year.

The International segment’s increase in premiums, fees and other revenues was primarily due to business growth in the Latin America region, as well as the impact of an acquisition in the Asia Pacific region, and the impact of foreign currency exchange rates. Chile’s premiums, fees and other revenues increased primarily due to higher annuity sales, as well as higher institutional premiums from its traditional and bank distribution channels. Mexico’s premiums, fees and other revenues increased primarily due to growth in its individual and institutional businesses, as well as the reinstatement of premiums from prior periods. Hong Kong’s increase was due to the acquisition of the remaining 50% interest in MetLife Fubon in the second quarter of 2007 and the resulting consolidation of the operation beginning in the third quarter of 2007. The United Kingdom’s premiums, fees and other revenues increased primarily due to growth in the reinsurance business as well as the prior year impact of an unearned premium calculation refinement. South Korea’s premiums, fees and other revenues increased due to growth in its guaranteed annuity and variable universal life businesses, as well as in its traditional business. Australia’s premiums, fees and other revenues increased primarily due to growth in the institutional business and an increase in retention levels. These increases in premiums, fees and other revenues were partially offset by a decrease in Argentina primarily due to a decrease in premiums in the pension business, for which pension reform eliminated the obligation of plan administrators to provide death and disability coverage effective January 1, 2008.

The Auto & Home segment reflected no change when compared to the prior year although a slight increase in premiums was offset by lower other revenues.

The increase in Corporate & Other premiums, fees and other revenues was primarily related to MetLife Bank loan origination and servicing fees from acquisitions in 2008 and an adjustment of surrender values on corporate-owned life insurance (“COLI”) policies in the prior year, partially offset by lower revenue from a prior year resolution of an indemnification claim associated with the 2000 acquisition of General American Life Insurance Company (“GALIC”).

Net Investment Income

Net investment income decreased by $1,766 million, or 10%, to $16,297 million for the year ended December 31, 2008 from $18,063 million for the comparable 2007 period. Management attributes $3,140 million of this change to a decrease in yields, partially offset by an increase of $1,374 million due to growth in average invested assets. Average invested assets are calculated on cost basis without unrealized gains and losses. The decrease in net investment income attributable to lower yields was primarily due to lower returns on other limited partnership interests, real estate joint ventures, short-term investments, fixed maturity securities, and mortgage loans, partially offset by improved securities lending results. Management anticipates that the significant volatility in the equity, real estate and credit markets will continue in 2009 which could continue to impact net investment income and yields on other limited partnership interests and real estate joint ventures. The decrease in net investment income attributable to lower yields was partially offset by increased net investment income attributable to an increase in average invested assets on an amortized cost basis, primarily within short-term investments, mortgage loans, other limited partnership interests, and real estate joint ventures.

Interest Margin

Interest margin, which represents the difference between interest earned and interest credited to policyholder account balances decreased in the Individual segment for the year ended December 31, 2008 as compared to the prior year. The decrease in interest margin within the Individual segment was primarily attributable to a decline in net investment income due to lower returns on other limited partnership interests, real estate joint ventures, other invested assets including derivatives, and short term investments, all of which were partially offset by higher securities lending results. Interest margins decreased in the retirement & savings and non-medical health & other businesses, but increased within the group life business, all within the Institutional segment. Interest earned approximates net investment income on investable assets attributed to the segment with minor adjustments related to the consolidation of certain separate accounts and other minor non-policyholder elements. Interest credited is the amount attributed to insurance products, recorded in policyholder benefits and claims, and the amount credited to policyholder account balances for investment-type products, recorded in interest credited to policyholder account balances. Interest credited on insurance products reflects the current period impact of the interest rate assumptions established at issuance or acquisition. Interest credited to policyholder account balances is subject to contractual terms, including some minimum guarantees. This tends to move gradually over time to reflect market interest rate movements and may reflect actions by management to respond to competitive pressures and, therefore, generally does not introduce volatility in expense.

Net Investment Gains (Losses)

Net investment losses decreased by $2,390 million to a gain of $1,812 million for the year ended December 31, 2008 from a loss of $578 million for the comparable 2007 period. The decrease in net investment losses is due to an increase in gains on derivatives partially offset by losses primarily on fixed maturity and equity securities. Derivative gains were driven by gains on freestanding derivatives that were partially offset by losses on embedded derivatives primarily associated with variable annuity riders. Gains on freestanding derivatives increased by $6,499 million and were primarily driven by: i) gains on certain interest rate swaps, floors, and swaptions which were economic hedges of certain investment assets and liabilities, ii) gains from foreign currency derivatives primarily due to the U.S. dollar strengthening as well as, iii) gains primarily from equity options, financial futures and interest rate swaps hedging the embedded derivatives. The gains on these equity options, financial futures, and interest rate swaps substantially offset the change in the underlying embedded derivative liability that is hedged by these derivatives. Losses on the embedded derivatives increased by $2,329 million and were driven by declining interest rates and poor equity market performance throughout the year. These embedded derivative losses include a $2,994 million gain resulting from the effect of the widening of the Company’s own credit spread which is required to be used in the valuation of these variable annuity rider embedded derivatives under SFAS 157 which became effective January 1, 2008. The remaining change in net investment losses of $1,780 million is principally attributable to an increase in losses on fixed maturity and equity securities, and, to a lesser degree, an increase in losses on mortgage and consumer loans and other limited partnership interests offset by an increase in foreign currency transaction gains. The increase in losses on fixed maturity and equity securities is primarily attributable to an increase in impairments associated with financial services industry holdings which experienced losses as a result of bankruptcies, FDIC receivership, and federal government assisted capital infusion transactions in the third and fourth quarters of 2008. Losses on fixed maturity and equity securities were also driven by an increase in credit related impairments on communication and consumer sector security holdings, losses on asset-backed securities as well as an increase in losses on fixed maturity security holdings where the Company either lacked the intent to hold, or due to extensive credit widening, the Company was uncertain of its intent to hold these fixed maturity securities for a period of time sufficient to allow recovery of the market value decline.

Underwriting

Underwriting results are generally the difference between the portion of premium and fee income intended to cover mortality, morbidity or other insurance costs, less claims incurred, and the change in insurance-related liabilities. Underwriting results are significantly influenced by mortality, morbidity or other insurance-related experience trends, as well as the reinsurance activity related to certain blocks of business. Consequently, results can fluctuate from year to year. Underwriting results, including catastrophes, in the Auto & Home segment were unfavorable for the year ended December 31, 2008, as the combined ratio, including catastrophes, increased to 91.2% from 88.4% for the year ended December 31, 2007. Underwriting results, excluding catastrophes, in the Auto & Home segment were favorable for the year ended December 31, 2008, as the combined ratio, excluding catastrophes, decreased to 83.1% from 86.3% for the year ended December 31, 2007. Underwriting results were less favorable in the non-medical health & other, retirement & savings and group life businesses in the Institutional segment. Underwriting results were unfavorable in the life products in the Individual segment.

Other Expenses

Other expenses increased by $1,542 million, or 15%, to $11,947 million for the year ended December 31, 2008 from $10,405 million for the comparable 2007 period.

The following table provides the change from the prior year in other expenses by segment:

$ Change
(In millions)

Institutional	$(30)
Individual	1,159
International	(73)
Auto & Home	(25)
Corporate & Other	511

Total change	$1,542

The Institutional segment’s decrease in other expenses was principally due to a decrease in DAC amortization primarily due to a charge associated with the impact of DAC and VOBA amortization from the implementation of SOP 05-1 in the prior year and a decrease mainly due to the impact of amortization refinements in the current year. This decrease was offset by increases in non-deferrable volume-related expenses and corporate support expenses. Also offsetting this decrease was the impact of revisions to certain pension and postretirement liabilities in the current year.

The Individual segment’s increase in other expenses included higher DAC amortization primarily related to lower expected future gross profits due to separate account balance decreases resulting from recent market declines, higher net investment gains primarily due to net derivative gains and the reduction in expected cumulative earnings of the closed block partially offset by a reduction in actual earnings of the closed block and changes in assumptions used to estimate future gross profits and margins. There was an additional increase due to the impact of revisions to certain pension and postretirement liabilities in the current year. The increases in other expenses were offset by a decrease in nondeferrable volume-related expenses.

The International segment’s decrease in other expenses was driven mainly by Argentina’s prior year pension liability and the favorable impact of foreign currency exchange rates. The decrease in Argentina’s other expenses was primarily due to the establishment in the prior year of a liability for pension servicing obligations due to pension reform, the elimination of the liability for pension servicing obligations and the elimination of DAC for the pension business in the current year as a result of the nationalization of the pension system, as well as the elimination of contingent liabilities for certain cases due to recent court decisions related to the pesification of insurance contracts by the government in 2002. This decrease was offset primarily by an increase in other expenses in South Korea, the United Kingdom, and other countries. South Korea’s other expenses increased primarily due to an increase in DAC amortization related to market performance, as well as higher spending on advertising and marketing, offset by a refinement in DAC capitalization. The United Kingdom’s other expenses increased due to business growth as well as lower DAC amortization in the prior year resulting from calculation refinements partially offset by foreign currency transaction gains. Other expenses increased in India, Chile and Mexico primarily due to growth initiatives. Contributions from the other countries accounted for the remainder of the change in other expenses.

The Auto & Home segment’s decrease in other expenses was principally as a result of lower commissions, decrease in surveys and underwriting reports and other sales-related expenses, partially offset by an unfavorable change in DAC capitalization, net of amortization.

The increase in other expenses in Corporate & Other was primarily due to higher MetLife Bank costs, higher post-employment related costs in the current period associated with the implementation of an enterprise-wide cost reduction and revenue enhancement initiative, higher corporate support expenses including incentive compensation, rent, advertising and information technology costs. Corporate expenses also increased from lease impairments for Company use space that is currently vacant and higher costs from MetLife Foundation contributions, partially offset by a reduction in deferred compensation expenses. Interest expense was higher due to issuances of junior subordinated debt in December 2007 and April 2008 and collateral financing arrangements in May 2007 and December 2007, partially offset by rate reductions on variable rate collateral financing arrangements in 2008, the prepayment of shares subject to mandatory redemption in October 2007 and the reduction of commercial paper outstanding. Higher legal costs were principally driven by costs associated with the commutation of three asbestos-related excess insurance policies and decreases in prior year legal liabilities partially offset by current year decreases resulting from the resolution of certain matters. These increases were partially offset by a reduction in decreases in interest credited on bankholder deposits and interest on uncertain tax positions.

Net Income

Income tax expense for the year ended December 31, 2008 was $1,582 million, or 31% of income from continuing operations before provision for income tax, versus $1,677 million, or 29% of such income, for the comparable 2007 period. The 2008 and 2007 effective tax rates differ from the corporate tax rate of 35% primarily due to the impact of non-taxable investment income and tax credits for investments in low income housing. In addition, the decrease in the effective tax rate is primarily attributable to changes in the ratio of permanent differences to income before income taxes.

Income (loss) from discontinued operations, net of income tax, decreased by $563 million to a loss of $207 million for the year ended December 31, 2008 from income of $356 million for the comparable 2007 period. The decrease was primarily the result of the split-off of substantially all of the Company’s interest in RGA in September 2008 whereby stockholders of the Company were offered the ability to exchange their MetLife shares for shares of RGA Class B common stock. This resulted in a loss on disposal of discontinued operations of $458 million, net of income tax. Income from discontinued operations related to RGA’s operations available to MetLife, Inc.’s common shareholders also decreased by $54 million, net of income tax, for the year ended December 31, 2008. In addition, income from discontinued operations related to RGA’s operations attributable to noncontrolling interests decreased by $47 million, net of income tax, for the year ended December 31, 2008. During the fourth quarter of 2008, the Holding Company entered into an agreement to sell its wholly-owned subsidiary, Cova, which resulted in a gain on disposal of discontinued operations of $37 million, net of income tax. Income from discontinued operations related to Cova also decreased by $14 million, net of income tax, for the year ended December 31, 2008. As compared to the prior year, there was a reduction in income from discontinued operations of $15 million related to the sale of SSRM and of $5 million related to the sale of MetLife Australia’s annuities and pension businesses to a third party. There was also a decrease in income from discontinued real estate operations of $7 million.

Year Ended December 31, 2007 compared with the Year Ended December 31, 2006 — The Company

Income from Continuing Operations

Income from continuing operations increased by $1,189 million, or 41%, to $4,109 million for the year ended December 31, 2007 from $2,920 million for the comparable 2006 period.

The following table provides the 2007 change in income from continuing operations by segment:

		% of Total
	$ Change	$ Change
	(In millions)

Institutional	$316	27%
Individual	110	9
International	465	39
Auto & Home	20	2
Corporate & Other	278	23

Total change, net of income tax	$1,189	100%

The Institutional segment’s income from continuing operations increased primarily due to an increase in interest margins, an increase in underwriting results, lower net investment losses and the impact of revisions to certain expenses in both periods, partially offset by higher expenses due to an increase in non-deferrable volume-related and corporate support expenses and an increase in DAC amortization resulting from the implementation of SOP 05-1 in 2007.

The Individual segment’s income from continuing operations increased primarily due to a decrease in net investment losses, higher fee income from separate account products, higher net investment income on blocks of business not driven by interest margins and an increase in interest margins, partially offset by higher DAC amortization, unfavorable underwriting results in life products, higher general expenses, the impact of revisions to certain liabilities in both years, the write-off of a receivable in 2007, an increase in the closed block-related policyholder dividend obligation, higher annuity benefits, increase in policyholder dividends, and an increase in interest credited to policyholder account balances.

The increase in the International segment’s income from continuing operations was primarily attributable to the following factors:

•	An increase in Argentina’s income from continuing operations primarily due to a net reduction of liabilities resulting from pension reform, a reduction in claim liabilities resulting from experience reviews in both 2007 and 2006 years, higher premiums resulting from higher pension contributions attributable to higher participant salaries, higher net investment income resulting from capital contributions in 2006, and a smaller increase in market indexed policyholder liabilities without a corresponding decrease in net investment income, partially offset by the reduction of cost of insurance fees as a result of the new pension system reform regulation, an increase in retention incentives related to pension reform, as well as lower trading portfolio income. Argentina also benefited, in both the current and prior years, from the utilization of tax loss carryforwards against which valuation allowances had been previously established.

•	Mexico’s income from continuing operations increased primarily due to a decrease in certain policyholder liabilities caused by a decrease in the unrealized investment results on invested assets supporting those liabilities relative to 2006, the favorable impact of experience refunds during the first quarter of 2007, a reduction in claim liabilities resulting from experience reviews and the adverse impact in 2006 of an adjustment for experience refunds in its institutional business, a year over year decrease in DAC amortization resulting from management’s update of assumptions used to determine estimated gross profits in both 2006 and 2007, a decrease in liabilities based on a review of outstanding remittances, and growth in its institutional and universal life businesses. These increases in Mexico’s income from continuing operations were partially offset by lower fees resulting from management’s update of assumptions used to determine estimated gross profits, the favorable impact in 2006 associated with a large group policy that was not renewed by the policyholder, a decrease in various one-time revenue items, lower investment yields, the favorable impact in 2006 of liabilities related to employment matters that were reduced, and the benefit 2006 from the elimination of liabilities for pending claims that were determined to be invalid following a review.

•	Taiwan’s income from continuing operations increased primarily driven by an increase due to higher DAC amortization in 2006 resulting from a loss recognition adjustment and restructuring costs, partially offset by the favorable impact of liability refinements in 2006, as well as higher policyholder liabilities related to loss recognition in 2006.

•	Brazil’s income from continuing operations increased due to the unfavorable impact of increases in policyholder liabilities due to higher than expected mortality on specific blocks of business and an increase in litigation liabilities in 2006, the unfavorable impact of the reversal of a tax credit in 2006 as well as growth of the in-force business.

•	Japan’s income from continuing operations increased due to improved hedge results and business growth, partially offset by the impact of foreign currency transaction losses.

•	Ireland’s income from continuing operations increased primarily due to the utilization of net operating losses for which a valuation allowance had been previously established, higher investment income, partially offset by higher start-up expenses and currency transaction losses.

•	Hong Kong’s income from continuing operations increased due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation, as well as business growth.

•	Chile’s income from continuing operations increased primarily due to growth of the in-force business, higher joint venture income and higher returns on inflation indexed securities, partially offset by higher compensation, infrastructure and marketing expenses.

•	Income from continuing operations increased in the United Kingdom due to a reduction of claim liabilities resulting from an experience review, offset by an unearned premium calculation refinement.

•	Australia’s income from continuing operations increased due to changes in foreign currency exchange rates and business growth.

•	These increases in income from continuing operations were partially offset by a decrease in the home office due to higher economic capital charges and investment expenses, an increase in contingent tax expenses in 2007, as well as higher spending due to growth and initiatives, partially offset by the elimination of certain intercompany expenses previously charged to the International segment, and a tax benefit associated with a 2006 income tax expense related to a revision of an estimate.

•	India’s income from continuing operations decreased primarily due to headcount increases and growth initiatives, as well as the impact of valuation allowances established against losses in both years.

•	South Korea’s income from continuing operations decreased due to a favorable impact in 2006 associated with the implementation of a more refined reserve valuation system, as well as additional expenses in 2007 associated with growth and infrastructure initiatives, partially offset by continued growth and lower DAC amortization, both in the variable universal life business.

The Auto & Home segment’s income from continuing operations increased primarily due to an increase in premiums and other revenues, an increase in net investment income, an increase in net investment gains and a decrease in other expenses. These were partially offset by losses related to higher claim frequencies, higher earned exposures, higher losses due to severity, an increase in unallocated claims adjusting expenses and an increase from a reduction in favorable development of 2006 losses, partially offset by a decrease in catastrophe losses, which included favorable development of 2006 catastrophe liabilities, all of which are related to policyholder benefits and claims.

Corporate & Other’s income from continuing operations increased primarily due to higher net investment income, lower net investment losses, lower corporate expenses, higher other revenues, integration costs incurred in 2006, and lower legal costs, partially offset by a decrease in tax benefits, higher interest expense on debt, higher interest on uncertain tax positions, and higher interest credited to bankholder deposits.

Revenues and Expenses

Premiums, Fees and Other Revenues

Premiums, fees and other revenues increased by $1,609 million, or 6%, to $29,673 million for the year ended December 31, 2007 from $28,064 million for the comparable 2006 period.

The following table provides the 2007 change in premiums, fees and other revenues by segment:

		% of Total
	$ Change	$ Change
	(In millions)

Institutional	$594	36%
Individual	365	23
International	560	35
Auto & Home	63	4
Corporate & Other	27	2

Total change	$1,609	100%

The growth in the Institutional segment was primarily due to increases in the non-medical health & other and group life businesses. The non-medical health & other business increased primarily due to growth in the dental, disability, AD&D and IDI businesses. Partially offsetting these increases is a decrease in the long-term care (“LTC”) business, net of a decrease resulting from a shift to deposit liability-type contracts in 2007, partially offset by growth in the business. The group life business increased primarily due to business growth in term life and increases in COLI and life insurance sold to postretirement benefit plans. These increases in the non-medical health & other and group life businesses were partially offset by a decrease in the retirement & savings business. The decrease in retirement & savings was primarily due to a decrease in structured settlement and pension closeout premiums, partially offset by an increase across several products.

The growth in the Individual segment was primarily due to higher fee income from variable life and annuity and investment-type products and growth in premiums from other life products, partially offset by a decrease in immediate annuity premiums and a decline in premiums associated with the Company’s closed block business, in line with expectations.

The growth in the International segment was primarily due to the following factors:

•	An increase in Mexico’s premiums, fees and other revenues due to higher fees and growth in its institutional and universal life businesses, a decrease in experience refunds during the first quarter of 2007 on Mexico’s institutional business, as well as the adverse impact in 2006 of an adjustment for experience refunds on Mexico’s institutional business, offset by lower fees resulting from management’s update of assumptions used to determine estimated gross profits and various one-time revenue items which benefited both the current and prior years.

•	Premiums, fees and other revenues increased in Hong Kong primarily due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation as well as business growth.

•	Chile’s premiums, fees and other revenues increased primarily due to higher annuity sales, higher institutional premiums from its traditional and bank distribution channels, and the decrease in 2006 resulting from management’s decision not to match aggressive pricing in the marketplace.

•	South Korea’s premiums, fees and other revenues increased primarily due to higher fees from growth in its guaranteed annuity and variable universal life businesses.

•	Brazil’s premiums, fees and other revenues increased due to changes in foreign currency exchange rates and business growth.

•	Premiums, fees and other revenues increased in Japan due to an increase in reinsurance assumed.

•	Australia’s premiums, fees and other revenues increased primarily due to growth in the institutional and reinsurance business in-force, an increase in retention levels and changes in foreign currency exchange rates.

•	Argentina’s premiums, fees and other revenues increased due to higher pension contributions resulting from higher participant salaries and a higher salary threshold subject to fees and growth in bancassurance, offset by the reduction of cost of insurance fees as a result of the new pension system reform regulation.

•	Taiwan’s and India’s premiums, fees and other revenues increased primarily due to business growth.

These increases in premiums, fees and other revenues were partially offset by a decrease in the United Kingdom due to an unearned premium calculation refinement, partially offset by changes in foreign currency exchange rates.

The growth in the Auto & Home segment was primarily due to an increase in premiums related to increased exposures, an increase from various voluntary and involuntary programs, and an increase resulting from the change in estimate on auto rate refunds due to a regulatory examination, as well as an increase in other revenues primarily due to slower than anticipated claim payments in 2006. These increases were partially offset by a reduction in average earned premium per policy, and an increase in catastrophe reinsurance costs.

The increase in Corporate & Other was primarily related to the resolution of an indemnification claim associated with the 2000 acquisition of GALIC, partially offset by an adjustment of surrender values on COLI policies.

Net Investment Income

Net investment income increased by $1,816 million, or 11%, to $18,063 million for the year ended December 31, 2007 from $16,247 million for the comparable 2006 period. Management attributes $1,078 million of this increase to growth in the average asset base and $738 million to an increase in yields. The increase in net investment income from growth in the average asset base was primarily within fixed maturity securities, mortgage loans, real estate joint ventures and other limited partnership interests. The increase in net investment income attributable to higher yields was primarily due to higher returns on fixed maturity securities, other limited partnership interests excluding hedge funds, equity securities and improved securities lending results, partially offset by lower returns on real estate joint ventures, cash, cash equivalents and short-term investments, hedge funds and mortgage loans.

Interest Margin

Interest margin, which represents the difference between interest earned and interest credited to policyholder account balances increased in the Institutional and Individual segments for the year ended December 31, 2007 as compared to 2006. Interest earned approximates net investment income on investable assets attributed to the segment with minor adjustments related to the consolidation of certain separate accounts and other minor non-policyholder elements. Interest credited is the amount attributed to insurance products, recorded in policyholder benefits and claims, and the amount credited to policyholder account balances for investment-type products, recorded in interest credited to policyholder account balances. Interest credited on insurance products reflects the 2007 impact of the interest rate assumptions established at issuance or acquisition. Interest credited to policyholder account balances is subject to contractual terms, including some minimum guarantees. This tends to move gradually over time to reflect market interest rate movements and may reflect actions by management to respond to competitive pressures and, therefore, generally does not introduce volatility in expense.

Net Investment Gains (Losses)

Net investment losses decreased by $804 million to a loss of $578 million for the year ended December 31, 2007 from a loss of $1,382 million for the comparable 2006 period. The decrease in net investment losses was primarily due to a reduction of losses on fixed maturity securities resulting principally from the 2006 portfolio repositioning in a rising interest rate environment, increased gains from asset-based foreign currency transactions due to a decline in the U.S. dollar year over year against several major currencies and increased gains on equity securities, partially offset by increased losses from the mark-to-market on derivatives and reduced gains on real estate and real estate joint ventures.

Underwriting

Underwriting results are generally the difference between the portion of premium and fee income intended to cover mortality, morbidity or other insurance costs, less claims incurred, and the change in insurance-related liabilities. Underwriting results are significantly influenced by mortality, morbidity or other insurance-related experience trends, as well as the reinsurance activity related to certain blocks of business. Consequently, results can fluctuate from year to year. Underwriting results, excluding catastrophes, in the Auto & Home segment were favorable for the year ended December 31, 2007. Although lower than comparable period of 2006, as the combined ratio, excluding catastrophes, increased to 86.3% from 82.8% for the year ended December 31, 2006. Underwriting results were favorable in the non-medical health & other, group life and retirement & savings businesses in the Institutional segment. Underwriting results were unfavorable in the life products in the Individual segment.

Other Expenses

Other expenses increased by $891 million, or 9%, to $10,405 million for the year ended December 31, 2007 from $9,514 million for the comparable 2006 period.

The following table provides the 2007 change in other expenses by segment:

		% of Total
	$ Change	$ Change
	(In millions)

Institutional	$128	14%
Individual	504	57
International	224	25
Auto & Home	(17)	(2)
Corporate & Other	52	6

Total change	$891	100%

The Institutional segment contributed to the year over year increase primarily due to an increase in non-deferrable volume-related and corporate support expenses, higher DAC amortization associated with the implementation of SOP 05-1 in 2007, a charge related to the reimbursement of dental claims in 2007, the establishment of a contingent legal liability in 2007 and the impact of certain revisions in both years. These increases were partially offset by a benefit related to a reduction of an allowance for doubtful accounts in 2007, the impact of a charge for non-deferrable LTC commissions’ expense, a charge associated with costs related to the sale of certain small market record keeping businesses and a charge associated with a regulatory settlement, all in 2006.

The Individual segment contributed to the year over year increase in other expenses primarily due to higher DAC amortization, higher expenses associated with business growth, information technology and other general expenses, the impact of revisions to certain liabilities, including pension and postretirement liabilities and policyholder liabilities in 2006.

The International segment contributed to the year over year increase in other expenses primarily due to the business growth commensurate with the increase in revenues discussed above. It was driven by the following factors:

•	Argentina’s other expenses increased primarily due to a liability for servicing obligations that was established as a result of pension reform, an increase in commissions on bancassurance business, an increase in retention incentives related to pension reform, and the impact of management’s update of DAC assumptions as a result of pension reform and growth, partially offset by a lower increase in liabilities due to inflation and exchange rate indexing.

•	South Korea’s other expenses increased primarily due to the favorable impact in DAC amortization associated with the implementation of a more refined reserve valuation system in 2006, additional expenses associated with growth and infrastructure initiatives, as well as business growth and higher bank insurance fees, partially offset by a decrease in DAC amortization.

•	Mexico’s other expenses increased due to higher expenses related to business growth and the favorable impact in 2006 of liabilities that were reduced, offset by a decrease in DAC amortization resulting from management’s update of assumptions used to determine estimated gross profits in both 2007 and 2006 and a decrease in liabilities based on a review of outstanding remittances.

•	Other expenses increased in India primarily due to headcount increases and growth initiatives, partially offset by the impact of management’s update of assumptions used to determine estimated gross profits.

•	Other expenses increased in Australia primarily due to business growth and changes in foreign currency exchange rates.

•	Other expenses increased in Chile primarily due to compensation costs, infrastructure and marketing programs, and growth partially offset by a decrease in DAC amortization related to inflation indexing.

•	Other expenses increased in Hong Kong due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation.

•	Ireland’s other expenses increased due to higher start-up costs, as well as foreign currency transaction losses.

•	Brazil’s other expenses increased due to changes in foreign currency exchange rates partially offset by an increase in litigation liabilities in 2006.

•	The United Kingdom’s other expenses increased due to changes in foreign currency exchange rates and higher spending on business initiatives partially offset by lower DAC amortization resulting from calculation refinements.

•	These increases in other expenses were partially offset by a decrease in Taiwan’s other expenses primarily due to a one-time increase in DAC amortization in 2006 due to a loss recognition adjustment resulting from low interest rates related to product guarantees coupled with high persistency rates on certain blocks of business, an increase in DAC amortization in 2006 associated with the implementation of a new valuation system, as well as one-time expenses in 2006 related to the termination of the agency force, and expense reductions recognized in 2007 due to the elimination of the agency force.

These increases in other expenses were partially offset by a decrease in the Auto & Home segment primarily related to lower information technology and advertising costs, partially offset by minor changes in a variety of expense categories.

Corporate & Other contributed to the year over year increase in other expenses primarily due to higher interest expense, higher interest on uncertain tax positions and an increase in interest credited to bankholder deposits at MetLife Bank, partially offset by lower corporate support expenses, lower costs from reductions of MetLife Foundation contributions, integration costs incurred in 2006 and lower legal costs.

Net Income

Income tax expense for the year ended December 31, 2007 was $1,677 million, or 29% of income from continuing operations before provision for income tax, compared with $1,029 million, or 26% of such income, for the comparable 2006 period. The 2007 and 2006 effective tax rates differ from the corporate tax rate of 35% primarily due to the impact of non-taxable investment income and tax credits for investments in low income housing. In addition, the increase in the effective rate for Financial Accounting Standards Board Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”) liability additions is entirely offset by an increase in non-taxable investment income. The 2007 period includes a benefit for decrease in international deferred tax valuation allowances and the 2006 period included a prior year benefit for international taxes. Lastly, the 2006 period included benefit for a “provision-to-filed return” adjustment regarding non-taxable investment income.

Income from discontinued operations, net of income tax, decreased by $3,164 million, or 90%, to $356 million for the year ended December 31, 2007 from $3,520 million for the comparable 2006 period. The decrease in income from discontinued operations was primarily due to a gain of $3 billion, net of income tax, on the sale of the Peter Cooper Village and Stuyvesant Town properties in Manhattan, New York, that was recognized during the year ended December 31, 2006. In addition, there was lower net investment income and net investment gains (losses) of $148 million, net of income tax, from discontinued operations related to real estate properties sold or held-for-sale during the year ended December 31, 2007 as compared to the year ended December 31, 2006. Also contributing to the decrease was lower income from discontinued operations of $23 million, net of income tax, related to the sale of MetLife Australia’s annuities and pension businesses to a third party in the third quarter of 2007 and lower income from discontinued operations of $18 million, net of income tax, related to the sale of SSRM resulting from a reduction in additional proceeds from the sale received during the year ended December 31, 2007 as compared to the year December 31, 2006. This decrease was partially offset by higher income of $7 million, net of income tax, from discontinued operations related to RGA, which was reclassified to discontinued operations in the third quarter of 2008 as a result of a tax-free split off. RGA’s income was higher in 2007, primarily due to an increase in premiums, net of an increase in policyholder benefits and claims, due to additional in-force business from facultative and automatic treaties and renewal premiums on existing blocks of business combined with an increase in net investment income, net of interest credited to policyholder account balances, due to higher invested assets. These increases in RGA’s income were offset by an increase in net investment losses resulting from a decline in the estimated fair value of embedded derivatives associated with the reinsurance of annuity products on a funds withheld basis. Also offsetting the decrease was higher income of $14 million, net of income tax, from discontinued operations related to Cova, which was reclassified to discontinued operations in the fourth quarter of 2008 as a result of the Holding Company entering into an agreement to sell the wholly-owned subsidiary.

Institutional

The following table presents consolidated financial information for the Institutional segment for the years indicated:

	Years Ended December 31,
	2008	2007	2006
	(In millions)

Revenues
Premiums	$14,964	$12,392	$11,867
Universal life and investment-type product policy fees	886	802	775
Net investment income	7,535	8,176	7,260
Other revenues	775	726	684
Net investment gains (losses)	167	(582)	(630)

Total revenues	24,327	21,514	19,956

Expenses
Policyholder benefits and claims	16,525	13,805	13,368
Interest credited to policyholder account balances	2,581	3,094	2,593
Policyholder dividends	—	—	—
Other expenses	2,408	2,438	2,310

Total expenses	21,514	19,337	18,271

Income from continuing operations before provision for income tax	2,813	2,177	1,685
Provision for income tax	955	741	565

Income from continuing operations, net of income tax	1,858	1,436	1,120
Income from discontinued operations, net of income tax	4	14	48

Net income	1,862	1,450	1,168
Less: Net income attributable to noncontrolling interests	—	1	1

Net income available to MetLife, Inc.’s common shareholders	$1,862	$1,449	$1,167

Year Ended December 31, 2008 compared with the Year Ended December 31, 2007 — Institutional

Income from Continuing Operations

Income from continuing operations increased by $422 million, or 29%, to $1,858 million for the year ended December 31, 2008 from $1,436 million for the comparable 2007 period.

Included in this increase in income from continuing operations was a decrease in net investment losses of $487 million, net of income tax. The decrease in net investment losses was primarily due to an increase in gains on derivatives partially offset by an increase in losses from fixed maturity and equity securities, including losses resulting from intersegment transfers of securities. The derivative gains increased by $1,571 million, net of income tax, and were primarily driven by interest rate swaps, swaptions, and financial futures which were economic hedges of certain investment assets and institutional liabilities. The remaining change in net investment losses of $1,084 million, net of income tax, is principally attributable to an increase in losses on fixed maturity and equity securities, and, to a lesser degree, an increase in losses on mortgage and consumer loans and other limited partnership interests offset by an increase in foreign currency transaction gains. The increase in losses on fixed maturity and equity securities is primarily attributable to losses on intersegment transfers of approximately $650 million, net of income tax, which are eliminated within Corporate & Other and to an increase in impairments associated with financial services industry holdings which experienced losses as a result of bankruptcies, FDIC receivership, and federal government assisted capital infusion transactions in the third and fourth quarters of 2008, as well as other credit related impairments or losses on fixed maturity securities where the Company did not intend to hold the securities until recovery in conjunction with overall market declines occurring throughout the year.

The increase in net investment losses decreased policyholder benefits and claims by $83 million, net of income tax, the majority of which relates to policyholder participation in the performance of the portfolio.

Excluding the impact from net investment gains (losses), income from continuing operations decreased by $148 million, net of income tax, compared to the prior year.

Lower underwriting results of $155 million, net of income tax, compared to the prior year, contributed to the decrease in income from continuing operations. Management attributed this decrease primarily to the group life, non-medical health & other and retirement & savings businesses of $61 million, $50 million and $47 million, all net of income tax, respectively. Underwriting results are generally the difference between the portion of premium and fee income intended to cover mortality, morbidity, or other insurance costs less claims incurred, and the change in insurance-related liabilities. Underwriting results are significantly influenced by mortality, morbidity, or other insurance-related experience trends, as well as the reinsurance activity related to certain blocks of business. During periods of high unemployment, underwriting results, specifically in the disability businesses, tend to decrease as incidence levels trend upwards with unemployment levels and the amount of recoveries decline. In addition, certain insurance-related liabilities can vary as a result of the valuation of the assets supporting those liabilities. As invested assets under perform or lose value, the related insurance liabilities are increased to reflect the company’s obligation with respect to those products, specifically certain LTC products. Consequently, underwriting results can and will fluctuate from period to period.

In addition, a decrease in interest margins of $127 million, net of income tax, compared to the prior year, contributed to the decrease in income from continuing operations. Management attributed this decrease to the retirement & savings and non-medical health & other businesses, which contributed $144 million and $71 million, net of income tax, respectively. Partially offsetting these decreases was an increase in the group life business of $88 million, net of income tax. The decrease in interest margin is primarily attributable to a decline in net investment income due to lower returns on other limited partnership interests, real estate joint ventures, fixed maturity securities, other invested assets including derivatives, and mortgage loans, partially offset by improved securities lending results. Management anticipates that net investment income and the related yields on other limited partnerships and real estate joint ventures could decline further, which may reduce net investment income during the remainder of 2009 due to continued volatility in equity, real estate, and credit markets and therefore may continue to reduce interest margins during 2009. Interest margin is the difference between interest earned and interest credited to policyholder account balances. Interest earned approximates net investment income on investable assets attributed to the segment with minor adjustments related to the consolidation of certain separate accounts and other minor non-policyholder elements. Interest credited is the amount attributed to insurance products, recorded in policyholder benefits and claims, and the amount credited to policyholder account balances for investment-type products, recorded in interest credited to policyholder account balances. Interest credited on insurance products reflects the current period impact of the interest rate assumptions established at issuance or acquisition. Interest credited to policyholder account balances is subject to contractual terms, including some minimum guarantees. This tends to move in a manner similar to market interest rate movements, and may reflect actions by management to respond to competitive pressures and, therefore, generally does not, but it may, introduce volatility in expense.

Partially offsetting these decreases in income from continuing operations was a decline in other expenses, due in part to lower expenses related to DAC amortization of $65 million, net of income tax, primarily due to the impact of a charge of $40 million, net of income tax, in the prior year, due to the impact of the implementation of SOP 05-1 and a decrease of $12 million, net of income tax, mainly from amortization refinements in the current year. Partially offsetting the decline in DAC amortization was the net impact of revisions to certain assets and liabilities in the prior and current year of $19 million, net of income tax. The remaining increase in operating expenses was more than offset by the remaining increase in premiums, fees, and other revenues. A portion of premiums, fees and other revenues is intended to cover the Company’s operating expenses or non-insurance related expenses. As many of those expenses are fixed expenses, management may not be able to reduce those expenses, in a timely manner, proportionate with declining revenues that may result from customer-related bankruptcies, customer’s reduction of coverage stemming from plan changes, elimination of retiree coverage, or a reduction in covered payroll.

Revenues

Total revenues, excluding net investment gains (losses), increased by $2,064 million, or 9%, to $24,160 million for the year ended December 31, 2008 from $22,096 million for the comparable 2007 period.

The increase of $2,705 million in premiums, fees and other revenues was largely due to increases in the retirement & savings, non-medical health & other and group life businesses of $1,451 million, $749 million and $505 million, respectively.

An increase in the retirement & savings business was primarily due to increases in premiums in the group institutional annuity, structured settlement and global GIC businesses of $1,310 million, $222 million and $42 million, respectively. The increase in both group institutional annuity and the structured settlement businesses were primarily due to higher sales. The increase in the group institutional annuity business was primarily due to large domestic sales and the first significant sales in the United Kingdom business in the current year. The global GIC related increase was primarily the result of fees earned on the surrender of a GIC contract. Partially offsetting these increases was the impact of lower sales in the income annuity business of $108 million. The remaining increase in the retirement & savings business was attributed to business growth across several products. Premiums, fees and other revenues from retirement & savings products are significantly influenced by large transactions and the demand for certain of these products can decline during periods of volatile credit and investment markets and, as a result, can fluctuate from period to period.

The growth in the non-medical health & other business was largely due to increases in the dental, disability, AD&D, and IDI businesses of $734 million. The increase in the dental business was primarily due to organic growth in the business and the impact of an acquisition that closed in the first quarter of 2008. The increases in the disability, AD&D, and IDI businesses were primarily due to continued growth in the business. Partially offsetting these increases was a decline in the LTC business of $5 million, primarily attributable to a $74 million decrease, which management attributed to a shift to deposit liability-type contracts during the latter part of the prior year. This decline in the LTC business was almost completely offset by current year growth in the business. The remaining increase in the non-medical health & other business was attributed to business growth across several products.

The increase in group life business of $505 million was primarily due to a $443 million increase in term life, which was largely attributable to business growth, partially offset by a decrease in assumed reinsurance. COLI and universal life products increased $47 million and $37 million, respectively. The increase in COLI was largely attributable to the impact of fees earned on the cancellation of a portion of a stable value wrap contract of $44 million. In addition, continued business growth and the impact of higher experience rated refunds in the prior year contributed to this increase. Partially offsetting these increases in COLI was the impact of fees earned on a large sale in the prior year. The increase in universal life products was primarily attributable to business growth in the current year. Partially offsetting these increases was a decline in life insurance sold to postretirement benefit plans of $21 million, primarily the result of the impact of a large sale in the prior year. Premiums, fees and other revenues from group life business can and will fluctuate based, in part, on the covered payroll of customers. In periods of high unemployment, revenue may be impacted. Revenue may also be impacted as a result of customer-related bankruptcies, customer’s reduction of coverage stemming from plan changes or elimination of retiree coverage.

Partially offsetting the increase in premiums, fees and other revenues was a decrease in net investment income of $641 million. Management attributed a $1,246 million decrease in net investment income to a decrease in yields, primarily due to lower returns on other limited partnership interests, real estate joint ventures, fixed maturity securities, other invested assets including derivatives, and mortgage loans, partially offset by improved securities lending results. Management anticipates that net investment income and the related yields on other limited partnership interests and real estate joint ventures could decline further, which may reduce net investment income during 2009 due to continued volatility in equity, real estate, and credit markets. Partially offsetting this decrease in yields was a $605 million increase, attributed to growth in average invested assets calculated on a cost basis without unrealized gains and losses, primarily within mortgage loans, other limited partnership interests, other invested assets including derivatives, and real estate joint ventures.

Expenses

Total expenses increased by $2,177 million, or 11%, to $21,514 million for the year ended December 31, 2008 from $19,337 million for the comparable 2007 period. The increase in expenses was primarily attributable to policyholder benefits and claims of $2,720 million, partially offset by lower interest credited to policyholder account balances of $513 million and lower other expenses of $30 million.

The increase in policyholder benefits and claims of $2,720 million included a $128 million decrease related to net investment gains (losses). Excluding the decrease related to net investment gains (losses), policyholder benefits and claims increased by $2,848 million.

Retirement & savings’ policyholder benefits increased $1,616 million, which was primarily attributable to the group institutional annuity and structured settlement businesses of $1,448 million and $261 million, respectively. The increase in the group institutional annuity business was primarily due to the aforementioned increase in premiums and charges of $112 million in the current year due to liability adjustments in this block of business. In addition, an increase in interest credited on future policyholder benefits contributed to this increase, which is consistent with the expectations of an aging block of business. The increase in structured settlements was largely due to the aforementioned increase in premiums, an increase in interest credited on future policyholder benefits and the impact of a favorable liability refinement in the prior year of $12 million, partially offset by slightly more favorable mortality in the current year. Partially offsetting these increases was a decrease of $90 million in the income annuity business, primarily attributable to the aforementioned decrease in premiums, fees and other revenues, partially offset by an increase in interest credited to future policyholder benefits.

Non-medical health & other’s policyholder benefits and claims increased by $736 million. An increase of $650 million was largely due to the aforementioned growth in the dental, disability, AD&D and IDI businesses. The increase in the disability business was primarily driven by higher incidence and lower recoveries in the current year. In addition, LTC increased $87 million, which was primarily attributable to continued business growth, the impact of a separate account reserve strengthening, triggered by weaker investment performance in the current year and an increase in interest credited on future policyholder benefits. These increases were partially offset by the aforementioned $74 million shift to deposit liability-type contracts. Included in the disability increase was the favorable impact of a $14 million charge related to certain liability refinements in the prior year.

Group life’s policyholder benefits and claims increased $496 million, mostly due to increases in the term life, universal life and COLI products of $429 million, $71 million and $22 million, respectively, partially offset by a decrease of $26 million in life insurance sold to postretirement benefit plans. The increases in term life and universal life were primarily due to the aforementioned increase in premiums, fees and other revenues and included the impact of less favorable mortality experience in the current year. The current year mortality experience was negatively impacted by an unusually high number of large claims in the specialty product areas. An additional component of the term life increase was the impact of prior year net favorable liability refinements of $12 million. Partially offsetting these increases in term life was a decrease in interest credited on future policyholder benefits, mainly due to lower crediting rates in the current year. The increase in the COLI business was primarily due to the aforementioned growth in fee income, partially offset by favorable mortality in the current year. The decrease in life insurance sold to postretirement benefit plans was primarily due to the aforementioned decrease in premiums and more favorable mortality in the current year.

Management attributed the decrease of $513 million in interest credited to policyholder account balances to a $856 million decrease from a decline in average crediting rates, which was largely due to the impact of lower short-term interest rates in the current year, partially offset by a $343 million increase, solely from growth in the average policyholder account balances, primarily the result of continued growth in the global GIC and FHLB advances, partially offset by a decline in funding agreement issuances. Management attributes the absence of funding agreement issuances in 2008 as a direct result of the credit markets. Management believes this trend will continue through the remainder of 2009.

Lower other expenses of $30 million included a decrease in DAC amortization of $101 million, primarily due to a $61 million charge associated with the impact of DAC and VOBA amortization, from the implementation of SOP 05-1 in the prior year and an $18 million decrease mainly due to the impact of amortization refinements in the current year. In addition, the impact of a charge of $14 million relating to the reimbursement of certain dental claims and a $15 million charge related to the establishment of a liability, both in the prior year, contributed to the decrease in other expenses. Partially offsetting these decreases were non-deferrable volume related expenses and corporate support expenses, which increased $41 million. Non-deferrable volume related expenses include those expenses associated with information technology, compensation, and direct departmental spending. Direct departmental spending includes expenses associated with advertising, consultants, travel, printing and postage. Also contributing to the increase was a $29 million charge due to the impact of revisions to certain pension and postretirement liabilities in the current year, a $17 million expense resulting from fees incurred related to the cancellation of a portion of a stable value wrap contract, and a $13 million unfavorable impact related to a prior year reduction of an allowance for doubtful accounts.

Year ended December 31, 2007 compared with the year ended December 31, 2006 — Institutional

Income from Continuing Operations

Income from continuing operations increased $316 million, or 28%, to $1,436 million for the year ended December 31, 2007 from $1,120 million for the comparable 2006 period.

Included in this increase are higher earnings of $31 million, net of income tax, from lower net investment losses. In addition, higher earnings of $11 million, net of income tax, resulted from an increase in policyholder benefits and claims related to net investment gains (losses). Excluding the impact of net investment gains (losses), income from continuing operations increased by $274 million, net of income tax, as compared to 2006.

Interest margins increased $230 million, net of income tax, as compared to 2006. Management attributes this increase to a $147 million increase in retirement & savings, a $46 million increase in group life and a $37 million increase in non-medical health & other, respectively, all net of income tax. Interest margin is the difference between interest earned and interest credited to policyholder account balances. Interest earned approximates net investment income on investable assets attributed to the segment with minor adjustments related to the consolidation of certain separate accounts and other minor non-policyholder elements. Interest credited is the amount attributed to insurance products, recorded in policyholder benefits and claims, and the amount credited to policyholder account balances for investment-type products, recorded in interest credited to policyholder account balances. Interest credited on insurance products reflects the 2007 impact of the interest rate assumptions established at issuance or acquisition. Interest credited to policyholder account balances is subject to contractual terms, including some minimum guarantees. This tends to move gradually over time to reflect market interest rate movements, and may reflect actions by management to respond to competitive pressures and, therefore, generally does not introduce volatility in expense.

An increase in underwriting results of $90 million, net of income tax, as compared to 2006, contributed to the increase in income from continuing operations. Management attributes this increase primarily to the non-medical health & other, group life and retirement & savings businesses with increases of $66 million, $16 million and $8 million, all net of income tax, respectively.

Underwriting results are generally the difference between the portion of premium and fee income intended to cover mortality, morbidity, or other insurance costs less claims incurred, and the change in insurance-related liabilities. Underwriting results are significantly influenced by mortality, morbidity, or other insurance-related experience trends, as well as the reinsurance activity related to certain blocks of business. Consequently, results can fluctuate from period to period.

Partially offsetting this increase in income from continuing operations were higher expenses related to an increase in non-deferrable volume-related expenses and corporate support expenses of $73 million, net of income tax, as well as an increase in DAC amortization of $44 million, net of income tax, primarily due to a charge of $40 million, net of income tax, due to the ongoing impact on DAC and VOBA amortization resulting from the implementation of SOP 05-1 in 2007. This increase in expense was partially offset by the impact of certain revisions in both years for a net decrease of $34 million, net of income tax. The remaining increase in operating expenses was more than offset by the remaining increase in premiums, fees, and other revenues.

Revenues

Total revenues, excluding net investment gains (losses), increased by $1,510 million, or 7%, to $22,096 million for the year ended December 31, 2007 from $20,586 million for the comparable 2006 period.

Net investment income increased by $916 million. Management attributes $744 million of this increase to growth in the average asset base primarily within mortgage loans on real estate, fixed maturity securities, real estate joint ventures, other limited partnership interests, and equity securities, driven by continued business growth, particularly growth in the funding agreements and global GIC businesses. Additionally, management attributes $172 million of this increase in net investment income to an increase in yields, primarily due to higher returns on fixed maturity securities, improved securities lending results, other limited partnership interests, and equity securities, partially offset by a decline in yields on real estate and real estate joint ventures and mortgage loans.

The increase of $594 million in premiums, fees and other revenues was largely due to increases in the non-medical health & other business of $483 million, primarily due to growth in the dental, disability, AD&D and IDI businesses of $478 million. Partially offsetting these increases in the non-medical health & other business is a decline in the LTC business of $7 million, which includes a $66 million decrease resulting from a shift to deposit liability-type contracts in 2007. Excluding this shift, LTC premiums would have increased due to growth in the business. Group life increased $345 million, which management primarily attributes to a $262 million increase in term life, primarily due to growth in the business from new sales and an increase in reinsurance assumed, partially offset by the impact of an increase in experience rated refunds. In addition, COLI and life insurance sold to postretirement benefit plans increased by $65 million and $30 million, respectively. The increase in COLI is largely attributable to fees earned on a large sale in 2007. These increases in group life’s premiums, fees and other revenues were partially offset by a decrease of $5 million in the universal life insurance products. Partially offsetting the increase in premiums, fees and other revenues was a decline in retirement & savings’ premiums, fees and other revenues of $234 million, primarily from declines of $158 million and $79 million in structured settlement and pension closeout premiums, respectively, partially offset by an increase of $3 million across several products. The declines in the structured settlement and pension closeout businesses are predominantly due to the impact of lower sales in 2007. Premiums, fees and other revenues from retirement & savings products are significantly influenced by large transactions and, as a result, can fluctuate from period to period.

Expenses

Total expenses increased by $1,066 million, or 6%, to $19,337 million for the year ended December 31, 2007 from $18,271 million for the comparable 2006 period.

The increase in expenses was attributable to higher interest credited to policyholder account balances of $501 million, higher policyholder benefits and claims of $437 million and an increase in operating expenses of $128 million.

Management attributes the increase of $501 million in interest credited to policyholder account balances to a $352 million increase solely from growth in the average policyholder account balances, primarily resulting from growth in global GICs and funding agreements within the retirement & savings business and a $149 million increase from a rise in average crediting rates, largely due to the global GIC program, coupled with a rise in short-term interest rates in 2007.

The increase in policyholder benefits and claims of $437 million included a $16 million decrease related to net investment gains (losses). Excluding the decrease related to net investment gains (losses), policyholder benefits and claims increased by $453 million. Non-medical health & other’s policyholder benefits and claims increased by $383 million. This increase was largely due to a $369 million increase in the dental, disability, IDI and AD&D businesses, resulting from the aforementioned growth in business. This increase was partially offset by favorable claim experience in the dental business and favorable morbidity experience in the disability, IDI and AD&D businesses. This increase included charges related to certain refinements of $14 million in 2007 in LTD and the impact of a $22 million disability liability reduction in 2006, which contributed to the increase. An increase in LTC of $14 million is largely attributable to business growth and an increase in interest credited, partially offset by the aforementioned $66 million shift to deposit liability-type contracts and the impact of more favorable claim experience in 2007. Group life’s policyholder benefits and claims increased by $264 million due mostly to an increase in the term life business of $245 million, which included the impact of less favorable mortality in the term life product, partially offset by the net impact of favorable liability refinements of $12 million in 2007. An increase of $29 million in life insurance sold to postretirement plans and $25 million for other group life products, including COLI, also contributed to the increase in policyholder benefits and claims for group life. The increases in term life and life insurance sold to postretirement benefit plans are commensurate with the aforementioned premiums increases. These increases were partially offset by a decline in universal group life products of $36 million, primarily due to favorable claim experience. Retirement & savings’ policyholder benefits decreased by $194 million, which was largely due to decreases in the pension closeout and structured settlement businesses of $98 million and $97 million, respectively. The decrease in pension closeouts was primarily due to the aforementioned decrease in premiums and a decrease in interest credited. The decline in structured settlements was primarily a result of the aforementioned decline in premiums, partially offset by an increase in interest credited and less favorable mortality experience in 2007. In addition, this decrease included the net impact of favorable liability refinements in 2007, which contributed a decrease of $20 million, and the net impact of favorable liability refinements in 2006 of $57 million, largely related to business associated with the acquisition of Travelers, principally in the structured settlement, pension closeout and general account businesses.

Higher other expenses of $128 million included an increase in non-deferrable volume-related expenses and corporate support expenses of $113 million. Non-deferrable volume-related expenses included those expenses associated with direct departmental spending, information technology, commissions and premium taxes. Corporate support expenses included advertising, corporate overhead and consulting fees. The increase in other expenses was also attributable to higher DAC amortization of $67 million, primarily due to a $61 million charge as a result of the ongoing impact of DAC and VOBA amortization resulting from the implementation of SOP 05-1 in 2007. In addition, a charge of $14 million related to the reimbursement of certain dental claims and a $15 million charge related to the establishment of a contingent legal liability in 2007 contributed to the increase in other expenses. The impact of certain revisions in both years also contributed to a net increase in other expenses of $2 million. These increases were partially offset by a $13 million benefit related to a reduction of an allowance for doubtful accounts in 2007. Additionally, 2006 included the impact of a $22 million charge for non-deferrable LTC commissions expense, a charge of $24 million associated with costs related to the sale of certain small market recordkeeping businesses and $24 million related to a regulatory settlement, which reduced other expenses in 2007.

Individual

The following table presents consolidated financial information for the Individual segment for the years indicated:

	Years Ended December 31,
	2008	2007	2006
	(In millions)

Revenues
Premiums	$4,481	$4,481	$4,502
Universal life and investment-type product policy fees	3,400	3,441	3,131
Net investment income	6,510	7,025	6,863
Other revenues	571	600	524
Net investment gains (losses)	663	(112)	(591)

Total revenues	15,625	15,435	14,429

Expenses
Policyholder benefits and claims	5,779	5,665	5,335
Interest credited to policyholder account balances	2,028	2,013	2,018
Policyholder dividends	1,739	1,715	1,696
Other expenses	5,143	3,984	3,480

Total expenses	14,689	13,377	12,529

Income from continuing operations before provision for income tax	936	2,058	1,900
Provision for income tax	307	703	655

Income from continuing operations, net of income tax	629	1,355	1,245
Income (loss) from discontinued operations, net of income tax	(10)	15	22

Net income	619	1,370	1,267
Less: Net income attributable to noncontrolling interests	—	13	3

Net income available to MetLife, Inc.’s common shareholders	$619	$1,357	$1,264

Year Ended December 31, 2008 compared with the Year Ended December 31, 2007 — Individual

Income from Continuing Operations

Income from continuing operations decreased by $726 million, or 54%, to $629 million for the year ended December 31, 2008 from $1,355 million for the prior year.

Included in this decrease in income from continuing operations was a decrease in net investment losses of $504 million, net of income tax. The decrease in net investment losses is due to an increase in gains on derivatives partially offset by losses primarily on fixed maturity securities, including losses resulting from intersegment transfers of securities. Derivative gains were driven by gains on freestanding derivatives that were partially offset by losses on embedded derivatives primarily associated with variable annuity riders. Gains on freestanding derivatives increased by $2,307 million, net of income tax, and were primarily driven by: i) gains on certain interest rate floors and financial futures which were economic hedges of certain investment assets and liabilities, ii) gains from foreign currency derivatives primarily due to the U.S. dollar strengthening as well as, iii) gains primarily from equity options, financial futures, and interest rate swaps hedging the embedded derivatives. The gains on these equity options, financial futures, and interest rate swaps substantially offset the change in the underlying embedded derivative liability that is hedged by these derivatives. Losses on the embedded derivatives increased by $1,023 million, net of income tax, and were driven by declining interest rates and poor equity market performance throughout the year. These embedded derivative losses include an $870 million, net of income tax, gain resulting from the effect of the widening of the Company’s own credit spread which is required to be used in the valuation of these variable annuity rider embedded derivatives under SFAS 157, which became effective January 1, 2008. The remaining change in net investment losses of $780 million, net of income tax, is principally attributable to an increase in losses on fixed maturity securities and, to a lesser degree, an increase in foreign currency transaction losses on mortgage loans. The increase in losses on fixed maturity securities is primarily attributable to losses on intersegment transfers of approximately $350 million, net of income tax, which are eliminated within Corporate & Other and to impairments associated with financial services industry holdings which experienced losses as a result of bankruptcies, FDIC receivership, and federal government assisted capital infusion transactions in the third and fourth quarters of 2008, as well as other credit related impairments or losses on fixed maturity securities where the Company did not intend to hold the securities until recovery in conjunction with overall market declines occurring throughout the year.

Excluding the impact of net investment gains (losses), income from continuing operations decreased by $1,230 million, net of income tax, from the prior year.

The decrease in income from continuing operations for the year was driven by the following items:

•	Higher DAC amortization of $837 million, net of income tax, related to lower expected future gross profits due to separate account balance decreases resulting from recent market declines, higher net investment gains primarily due to net derivative gains and the reduction in expected cumulative earnings of the closed block partially offset by a reduction in actual earnings of the closed block and changes in assumptions used to estimate future gross profits and margins.

•	A decrease in interest margins of $318 million, net of income tax. Interest margins relate primarily to the general account portion of investment-type products. Management attributed a $279 million decrease to the deferred annuity business and a $39 million decrease to other investment-type products, both net of income tax. The decrease in interest margin was primarily attributable to a decline in net investment income due to lower returns on other limited partnership interests, real estate joint ventures, other invested assets including derivatives, and short term investments, all of which were partially offset by higher securities lending results. Interest margin is the difference between interest earned and interest credited to policyholder account balances related to the general account on these businesses. Interest earned approximates net investment income on invested assets attributed to these businesses with net adjustments for other non-policyholder elements. Interest credited approximates the amount recorded in interest credited to policyholder account balances. Interest credited to policyholder account balances is subject to contractual terms, including some minimum guarantees, and may reflect actions by management to respond to competitive pressures. Interest credited to policyholder account balances tends to move in a manner similar to market interest rate movements, subject to any minimum guarantees and, therefore, generally does not, but it may introduce volatility in expense.

•	Unfavorable underwriting results in life products of $68 million, net of income tax. Underwriting results are generally the difference between the portion of premium and fee income intended to cover mortality, morbidity or other insurance costs less claims incurred and the change in insurance-related liabilities. Underwriting results are significantly influenced by mortality, morbidity, or other insurance-related experience trends, as well as the reinsurance activity related to certain blocks of business. Consequently, results can fluctuate from year to year.

•	An increase in interest credited to policyholder account balances of $39 million, net of income tax, due primarily to lower amortization of the excess interest reserves on acquired annuity and universal life blocks of business.

•	Higher annuity benefits of $29 million, net of income tax, primarily due to higher guaranteed annuity benefit costs net of related hedging results and higher amortization of sales inducements, partially offset by revisions to policyholder benefits in both years.

•	Lower universal life and investment-type product policy fees combined with other revenues of $22 million, net of income tax, primarily resulting from lower average separate account balances due to unfavorable equity market performance during the current year, as well as revisions to management’s assumptions used to determine estimated gross profits and margins. These decreases were partially offset by universal life business growth over the prior year.

•	An increase in policyholder dividends of $16 million, net of income tax, due to growth in the business.

These aforementioned decreases in income from continuing operations were partially offset by the following items:

•	Lower expenses of $83 million, net of income tax, primarily due to a decrease in non-deferrable volume related expenses and a write-off of a receivable from one of the Company’s joint venture partners in the prior year, partially offset by the impact of revisions to certain pension and post retirement liabilities in the current year.

•	Higher net investment income on blocks of business not driven by interest margins of $12 million, net of income tax.

The change in effective tax rates between years accounts for the remainder of the increase in income from continuing operations.

Revenues

Total revenues, excluding net investment gains (losses), decreased by $585 million, or 4%, to $14,962 million for the year ended December 31, 2008 from $15,547 million for the prior year.

Premiums remained flat for the year ended December 31, 2008 compared to the prior year. Premiums were impacted by an increase in immediate annuity premiums of $23 million and growth in premiums from other life products of $60 million driven by increased renewals of traditional life business. These increases were completely offset by an $83 million decline in premiums associated with the Company’s closed block of business in line with expectations.

Universal life and investment-type product policy fees combined with other revenues decreased by $70 million primarily resulting from lower average separate account balances due to unfavorable equity market performance during the current year, as well as revisions to management’s assumptions used to determine estimated gross profits and margins. These decreases were partially offset by universal life business growth over the prior year. Policy fees from variable life and annuity and investment-type products are typically calculated as a percentage of the average assets in policyholder accounts. The value of these assets can fluctuate depending on equity performance.

Net investment income decreased by $515 million. Net investment income from the general account portion of investment-type products decreased by $498 million, while other businesses decreased by $17 million. Management attributed $565 million of the decrease to a decrease in yields, primarily due to lower returns on other limited partnership interests, real estate joint ventures, other invested assets including derivatives, and short term investments, all of which were partially offset by higher securities lending results. Management attributed a $50 million increase to a higher average asset base across various investment types. Average invested assets are calculated on cost basis without unrealized gains and losses.

Expenses

Total expenses increased by $1,312 million, or 10%, to $14,689 million for the year ended December 31, 2008 from $13,377 million for the prior year.

Policyholder benefits and claims increased by $114 million. This was primarily due to unfavorable equity market performance during the current year, which resulted in higher guaranteed annuity benefit costs net of related hedging results of $113 million and higher amortization of sales inducements of $69 million. These increases were partially offset by $137 million of revisions to policyholder benefits in the current year. Additionally, unfavorable mortality in the life products, including the closed block, contributed $69 million to this increase.

Interest credited to policyholder account balances increased by $15 million. Interest credited on the general account portion of investment-type products decreased by $40 million, while other businesses decreased by $5 million. Of the $40 million decrease on the general account portion of investment-type products, management attributed $68 million to lower crediting rates partially offset by a $28 million increase due to higher average general account balances. More than offsetting these decreases was lower amortization of the excess interest reserves on acquired annuity and universal life blocks of business of $60 million primarily driven by lower lapses in the current year.

Policyholder dividends increased by $24 million due to growth in the business.

Higher other expenses of $1,159 million include higher DAC amortization of $1,287 million primarily relating to lower expected future gross profits due to separate account balance decreases resulting from recent market declines, higher net investment gains primarily due to net derivative gains and the reduction in expected cumulative earnings of the closed block partially offset by a reduction in actual earnings of the closed block and changes in assumptions used to estimate future gross profits and margins. This was offset by a decrease in other expenses of $128 million driven by a $154 million decrease in non-deferrable volume related expenses, which include those expenses associated with information technology, compensation and direct departmental spending. Direct departmental spending includes expenses associated with consultants, travel, printing and postage. Partially offsetting these decreases was an increase of $26 million due to the impact of revisions to certain pension and post retirement liabilities in the current year.

Year Ended December 31, 2007 compared with the Year Ended December 31, 2006 — Individual

Income from Continuing Operations

Income from continuing operations increased by $110 million, or 9%, to $1,355 million for the year ended December 31, 2007 from $1,245 million for the comparable period in 2006. Included in this increase was a decrease in net investment losses of $311 million, net of income tax. Excluding the impact of net investment gains (losses), income from continuing operations decreased by $201 million from 2006.

The decrease in income from continuing operations for the year was driven by the following items:

•	Higher DAC amortization of $205 million, net of income tax, primarily resulting from business growth, lower net investment losses in 2007 and revisions to management’s assumptions used to determine estimated gross profits and margins.

•	Unfavorable underwriting results in life products of $151 million, net of income tax. Underwriting results are generally the difference between the portion of premium and fee income intended to cover mortality, morbidity or other insurance costs less claims incurred and the change in insurance-related liabilities. Underwriting results are significantly influenced by mortality, morbidity, or other insurance-related experience trends, as well as the reinsurance activity related to certain blocks of business. Consequently, results can fluctuate from year to year.

•	Higher expenses of $123 million, net of income tax. Higher general expenses, the impact of revisions to certain liabilities in both years, and the write-off of a receivable from one of the Company’s joint venture partners contributed to the increase in other expenses.

•	An increase in the closed block-related policyholder dividend obligation of $75 million, net of income tax, which was driven by net investment gains.

•	Higher annuity benefits of $24 million, net of income tax, primarily due to higher amortization of deferred costs, partially offset by lower costs of guaranteed annuity benefit riders and related hedging.

•	An increase in policyholder dividends of $12 million, net of income tax, due to growth in the business.

•	An increase in interest credited to policyholder account balances of $13 million, net of income tax, due primarily to lower amortization of the excess interest reserves on acquired annuity and universal life blocks of business.

These aforementioned decreases in income from continuing operations were partially offset by the following items:

•	Higher fee income from separate account products of $276 million, net of income tax, primarily related to fees being earned on a higher average account balance resulting from a combination of growth in the business and overall market performance.

•	Higher net investment income on blocks of business not driven by interest margins of $99 million, net of income tax, due to an increase in yields and growth in the average asset base.

•	An increase in interest margins of $18 million, net of income tax. Interest margins relate primarily to the general account portion of investment-type products. Management attributed a $1 million decrease to the deferred annuity business offset by a $19 million increase to other investment-type products, both net of income tax. Interest margin is the difference between interest earned and interest credited to policyholder account balances related to the general account on these businesses. Interest earned approximates net investment income on invested assets attributed to these businesses with net adjustments for other non-policyholder elements. Interest credited approximates the amount recorded in interest credited to policyholder account balances. Interest credited to policyholder account balances is subject to contractual terms, including some minimum guarantees, and may reflect actions by management to respond to competitive pressures. Interest credited to policyholder account balances tends to move in a manner similar to market interest rate movements, and may reflect actions by management to respond to competitive pressures and, therefore, generally does not, but it may, introduce volatility in expense.

The change in effective tax rates between years accounts for the remainder of the decrease in income from continuing operations.

Revenues

Total revenues, excluding net investment gains (losses), increased by $527 million, or 4%, to $15,547 million for the year ended December 31, 2007 from $15,020 million for 2006.

Premiums decreased by $21 million due to a decrease in immediate annuity premiums of $27 million, and an $89 million decline in premiums associated with the Company’s closed block of business, in line with expectations. These decreases were partially offset by growth in premiums from other life products of $95 million, primarily driven by increased sales of term life business.

Universal life and investment-type product policy fees combined with other revenues increased by $386 million due to a combination of growth in the business and improved overall market performance, as well as revisions to management’s assumptions used to determine estimated gross profits and margins. Policy fees from variable life and annuity and investment-type products are typically calculated as a percentage of the average assets in policyholder accounts. The value of these assets can fluctuate depending on equity performance.

Net investment income increased by $162 million. Net investment income from the general account portion of investment-type products and other businesses increased by $47 million and $115 million, respectively. Management attributes $109 million of this increase to an increase in yields, primarily due to higher returns on other limited partnership interests. Additionally, management attributes $53 million to growth in the average asset base across various investment types.

Expenses

Total expenses increased by $848 million, or 7%, to $13,377 million for the year ended December 31, 2007 from $12,529 million for 2006.

Policyholder benefits and claims increased by $330 million primarily due to an increase in the closed block-related policyholder dividend obligation of $115 million which was primarily driven by net investment gains. Unfavorable mortality in the life products, as well as revisions to policyholder benefits in both years, contributed $199 million to this increase. Included in this increase was $72 million of unfavorable mortality in the closed block and a prior year net increase of $15 million in the excess mortality liability on specific blocks of life insurance policies. Higher amortization of sales inducements resulting from business growth and revisions to management’s assumptions used to determine estimated gross profits and margins, partially offset by lower costs of guaranteed annuity benefit riders and related hedging increased annuity benefits by $37 million. Partially offsetting these increases, policyholder benefits and claims decreased by $21 million commensurate with the decrease in premiums discussed above.

Interest credited to policyholder account balances decreased by $5 million. Interest credited on the general account portion of investment-type products and other businesses decreased by $16 million and $9 million, respectively. Of the $16 million decrease on the general account portion of investment-type products, management attributed $67 million to higher crediting rates, more than offset by $83 million due to lower average policyholder account balances. Partially offsetting these decreases was lower amortization of the excess interest reserves on acquired annuity and universal life blocks of business of $20 million primarily driven by lower lapses in 2007.

Policyholder dividends increased by $19 million due to growth in the business.

Higher other expenses of $504 million include higher DAC amortization of $315 million resulting from business growth, lower net investment losses and revisions to management’s assumptions used to determine estimated gross profits and margins. The remaining increase in other expenses of $189 million was comprised of $182 million associated with business growth, information technology and other general expenses, and $7 million due to the impact of revisions to certain liabilities including pension and postretirement liabilities and policyholder liabilities in 2006.

International

The following table presents consolidated financial information for the International segment for the years indicated:

	Years Ended December 31,
	2008	2007	2006
	(In millions)

Revenues
Premiums	$3,470	$3,096	$2,722
Universal life and investment-type product policy fees	1,095	995	805
Net investment income	1,249	1,247	949
Other revenues	18	24	28
Net investment gains (losses)	169	56	(10)

Total revenues	6,001	5,418	4,494

Expenses
Policyholder benefits and claims	3,166	2,460	2,411
Interest credited to policyholder account balances	172	354	288
Policyholder dividends	7	4	(3)
Other expenses	1,699	1,772	1,548

Total expenses	5,044	4,590	4,244

Income from continuing operations before provision for income tax	957	828	250
Provision for income tax	404	207	94

Income from continuing operations, net of income tax	553	621	156
Income (loss) from discontinued operations, net of income tax	—	(9)	28

Net income	553	612	184
Less: Net loss attributable to noncontrolling interests	(27)	(23)	(16)

Net income available to MetLife, Inc.’s common shareholders	$580	$635	$200

Year Ended December 31, 2008 compared with the Year Ended December 31, 2007 — International

Income from Continuing Operations

Income from continuing operations decreased by $68 million, or 11%, to $553 million for the year ended December 31, 2008 from $621 million for the prior year.

Included in this decrease in income from continuing operations was an increase in net investment gains of $39 million, net of income tax. The increase in net investment gains was due to an increase in gains on derivatives partially offset by losses primarily on fixed maturity and equity securities. Derivative gains were driven by gains on freestanding derivatives that were partially offset by losses on embedded derivatives associated with assumed risk on variable annuity riders written directly through the Japan joint venture. Gains on freestanding derivatives increased by $644 million, net of income tax, and were primarily driven by gains from equity options, financial futures, interest rate swaps, and foreign currency forwards hedging the embedded derivatives. The gains on these equity options, financial futures, interest rate swaps, and foreign currency forwards substantially offset the change in the underlying embedded derivative liability that is hedged by these derivatives. Losses on the embedded derivatives increased by $532 million, net of income tax, and were driven by declining interest rates, poor equity market performance, and foreign currency fluctuations throughout the year. These embedded derivative losses include a $1,076 million, net of income tax, gain resulting from the effect of the widening of the Company’s own credit spread which is required to be used in the valuation of these variable annuity rider embedded derivatives under SFAS 157, which became effective January 1, 2008. The remaining change in net investment gains of $73 million, net of income tax, is principally attributable to an increase in impairments on fixed maturity securities associated with financial services industry holdings which experienced losses as a result of bankruptcies, FDIC receivership, and federal government assisted capital infusion transactions in the third and fourth quarters of 2008 as well as other credit related impairments or losses on fixed maturity securities where the Company did not intend to hold the securities until recovery in conjunction with overall market declines occurring throughout the year.

Excluding the impact of net investment gains (losses) of $39 million, net of income tax, and the adverse impact of changes in foreign exchange rates of $13 million, net of income tax, income from continuing operations decreased by $94 million from the prior year.

Income from continuing operations decreased in:

•	Argentina by $65 million, net of income tax primarily due to the negative impact the 2007 Argentine pension reform had on the 2008 income from continuing operations. These losses were partially offset by the net impact resulting from the Argentine nationalization of the private pension system “Nationalization” as well as refinements to certain contingent and insurance liabilities associated with a Supreme Court ruling. In 2007, pension reform legislation eliminated the obligation to provide death and disability coverage by the plan administrators effective January 1, 2008 which created significant one time gains in the prior year resulting from the release of death and disability reserves. In addition, the impact of the 2007 pension reform resulted in a decrease in premiums for the full year of 2008 partially offset by a decrease in claims and market-indexed policyholder liabilities. In December 2008, the Argentine government nationalized the private pension system and seized the underlying investments. With this action the Company’s pension business in Argentina ceased to exist. As a result, the Company eliminated certain assets which included deferred acquisition costs and deferred tax assets, certain liabilities which included primarily the liability for future servicing obligations and incurred severance costs associated with the termination of employees. The liability for future servicing obligations was established due to the 2007 pension reform which resulted in the Company managing significant pension assets for which the Company would no longer receive any compensation. The elimination of this liability more than offset the elimination of assets and the incurred severance costs related to the Nationalization. In addition to the impact of pension reform and Nationalization, Argentina’s income from continuing operations was also favorably impacted by changes in contingent liabilities and the associated future policyholder benefits for Supreme Court case decisions related to the pesification of insurance contracts by the government in 2002. Other developments include the reduction of claim liabilities in the prior year from an experience review and the favorable impact in the current year of higher inflation rates on indexed securities partially offset by higher losses on the trading securities portfolio. Argentina’s results were impacted, in both the current and prior years, by valuation allowances against deferred taxes that are released only upon actual payment of taxes.

•	Japan by $53 million, net of income tax, due to a decrease of $146 million, net of income tax, in the Company’s earnings from its investment in Japan due to an increase in losses on embedded derivatives associated with variable annuity riders, an increase in DAC amortization related to market performance and the impact of a refinement in assumptions for the guaranteed annuity business partially offset by the favorable impact from the utilization of the fair value option for certain fixed annuities, as well as a decrease of $14 million, net of income tax in earnings from assumed reinsurance, and an increase of $108 million, net of income tax, from hedging activities associated with Japan’s guaranteed annuity benefits.

•	The home office by $7 million, net of income tax, primarily due to higher economic capital charges and lower expenses in the prior year resulting from the elimination of intercompany expenses previously charged to the International segment partially offset by a decrease in accrued tax liabilities.

•	India by $6 million, net of income tax, primarily due to higher spending on staffing and growth initiatives.

•	Mexico by $4 million, net of income tax, primarily due to higher claims experience, an increase in certain policyholder liabilities caused by lower unrealized investment losses on the invested assets supporting those liabilities relative to the prior year, the favorable impact in the prior year of a decrease in experience refunds on Mexico’s institutional business, a lower increase in litigation liabilities in the prior year, higher expenses related to business growth and infrastructure costs, as well as a valuation allowance established against net operating losses, partially offset by the reinstatement of premiums from prior years, growth in the individual and institutional businesses, higher net investment income due to an increase in invested assets as well as the impact of higher inflation rates on indexed securities, lower DAC amortization resulting from management’s update of assumptions used to determine estimated gross profits in both the current and prior years, and a decrease in liabilities based on a review of outstanding remittances.

•	Chile by $3 million, net of income tax, primarily due to higher spending on growth initiatives, as well as higher commissions and compensation expenses due to business growth partially offset by higher joint venture income.

Partially offsetting these decreases, income from continuing operations increased in:

•	Hong Kong by $18 million, net of income tax, due to the acquisition of the remaining 50% interest in MetLife Fubon in the second quarter of 2007 and the resulting consolidation of the operation beginning in the third quarter of 2007.

•	Ireland by $5 million, net of income tax, due to foreign currency transaction losses in the prior year and foreign currency transaction gains in the current year as well as higher net investment income due to an increase in invested assets, partially offset by higher expenses related to growth initiatives and the utilization in the prior year of net operating losses for which a valuation allowance had been previously established.

•	Brazil by $4 million, net of income tax, primarily due to business growth offset by a decrease in claims liabilities in the prior year from an experience review and higher claim experience in the current year.

•	Taiwan by $4 million, net of income tax, primarily due to an increase in invested assets and a refinement in DAC capitalization as well as business growth partially offset by the impact in both the current and prior years from refinements of methodologies related to the estimation of profit emergence on certain blocks of business.

•	South Korea by $3 million, net of income tax, primarily due to higher revenues from business growth and higher investment yields, a reduction in claim liabilities from a refinement in methodology, as well as a refinement in DAC capitalization, partially offset by higher claims and operating expenses, including an increase in DAC amortization related to market performance.

•	Australia by $3 million, net of income tax, primarily due to business growth slightly offset by an increase in claim liabilities based on a review of experience.

•	The United Kingdom by $2 million, net of income tax, primarily due to business growth.

Contributions from the other countries account for the remainder of the change in income from continuing operations.

Revenues

Total revenues, excluding net investment gains (losses), increased by $470 million, or 9%, to $5,832 million for the year ended December 31, 2008 from $5,362 million for the prior year. Excluding the adverse impact of changes in foreign currency exchange rates of $135 million, total revenues increased by $605 million, or 12%, from the prior year.

Premiums, fees and other revenues increased by $468 million, or 11%, to $4,583 million for the year ended December 31, 2008 from $4,115 million for the prior year. Excluding the adverse impact of changes in foreign currency exchange rates of $109 million, premiums, fees and other revenues increased by $577 million, or 14%, from the prior year.

Premiums, fees and other revenues increased in:

•	Chile by $150 million primarily due to higher annuity sales as well as higher institutional premiums from its traditional and bank distribution channels.

•	Mexico by $120 million due to growth in its individual and institutional businesses as well as the reinstatement of $8 million of premiums from prior years partially offset by a decrease of $13 million in experience refunds in the prior year on Mexico’s institutional business and a decrease in fees due to management’s update of assumptions used to determine estimated gross profits in both the current and prior years.

•	Hong Kong by $77 million primarily due to the acquisition of the remaining 50% interest in MetLife Fubon in the second quarter of 2007 and the resulting consolidation of the operation beginning in the third quarter of 2007 slightly offset by lower business growth.

•	The United Kingdom by $68 million primarily due to growth in the reinsurance business as well as the prior year impact of an unearned premium calculation refinement.

•	South Korea by $68 million due to growth in its guaranteed annuity and variable universal life businesses as well as in its traditional business.

•	Australia by $54 million as a result of growth in the institutional business and an increase in retention levels.

•	India, Brazil, Belgium, and Taiwan by $34 million, $28 million, $12 million and $3 million, respectively, due to business growth.

•	The Company’s Japan operations by $17 million due to an increase in fees from assumed reinsurance.

Partially offsetting these increases, premiums, fees and other revenues decreased in Argentina by $60 million primarily due to a decrease in premiums in the pension business, for which pension reform eliminated the obligation of plan administrators to provide death and disability coverage effective January 1, 2008. The decrease related to the pension business was partially offset by growth in its institutional and bancassurance businesses.

Contributions from the other countries account for the remainder of the change in premiums, fees and other revenues.

Net investment income is relatively flat with an increase of $2 million to $1,249 million for the year ended December 31, 2008 from $1,247 million for the prior year. Excluding the adverse impact of changes in foreign currency exchange rates of $26 million, net investment income increased by $28 million, or 2% from the prior year.

Net investment income increased in:

•	Chile by $93 million due to the impact of higher inflation rates on indexed securities, the valuations and returns of which are linked to inflation rates, an increase in invested assets, as well as higher joint venture income.

•	Mexico by $75 million due to an increase in invested assets, the impact of higher inflation rates on indexed securities, higher short-term yields as well as the lengthening of the duration of the portfolio.

•	Japan by $20 million due to an increase of $166 million from hedging activities associated with Japan’s guaranteed annuity business partially offset by a decrease of $146 million, net of income tax, in the Company’s earnings from its investment in Japan due to an increase in losses on embedded derivatives associated with variable annuity riders and the impact of a refinement in assumptions for the guaranteed annuity business partially offset by the favorable impact from the utilization of the fair value option for certain fixed annuities.

•	South Korea and Taiwan by $19 million and $9 million, respectively, due to increases in invested assets as well as higher portfolio yields.

•	Argentina by $6 million primarily due to the impact of higher inflation rates on indexed securities partially offset by higher losses on the trading securities portfolio.

•	India by $5 million primarily due to increases in invested assets.

Partially offsetting these increases, net investment income decreased in:

•	Hong Kong by $160 million despite the acquisition of the remaining 50% interest in MetLife Fubon in the second quarter of 2007 and the resulting consolidation of the operation beginning in the third quarter of 2007, because of the negative investment income for the year due to the losses on the trading securities portfolio which supports unit-linked policyholder liabilities.

•	The home office of $24 million primarily due to an increase in the amount charged for economic capital.

•	Ireland by $21 million primarily due to losses in the current year on the trading securities portfolio which supports unit-linked policyholder liabilities, partially offset by an increase due to higher invested assets resulting from capital contributions in the prior year.

Contributions from the other countries account for the remainder of the change in net investment income.

Expenses

Total expenses increased by $454 million, or 10%, to $5,044 million for the year ended December 31, 2008 from $4,590 million for the prior year. Excluding the negative impact of changes in foreign currency exchange rates of $120 million, total expenses increased by $574 million, or 13%, from the prior year.

Policyholder benefits and claims, policyholder dividends and interest credited to policyholder account balances increased by $527 million, or 19%, to $3,345 million for the year ended December 31, 2008 from $2,818 million for the prior year. Excluding the negative impact of changes in foreign currency exchange rates of $68 million, policyholder benefits and claims, policyholder dividends and interest credited to policyholder account balances increased by $595 million, or 22%, from the prior year.

Policyholder benefits and claims, policyholder dividends and interest credited to policyholder account balances increased in:

•	Chile by $236 million primarily due to an increase in the annuity and institutional businesses mentioned above, as well as an increase in inflation indexed policyholder liabilities.

•	Mexico by $182 million primarily due to increases in liabilities and other policyholder benefits commensurate with the growth in premiums discussed above, an increase in certain policyholder liabilities caused by lower unrealized investment losses on the invested assets supporting those liabilities relative to the prior year, and an increase in interest credited to policyholder account balances commensurate with the growth in investment income from inflation-indexed assets discussed above.

•	Argentina by $158 million primarily due to the prior year impact of a release of death and disability liabilities associated with the pension reform discussed above, a reduction of claim liabilities in the prior year from an experience review as well as growth in the institutional and bancassurance business, offset by a decrease in claims and market-indexed policyholder liabilities resulting from pension reform, which eliminated the obligation of plan administrators to provide death and disability coverage effective January 1, 2008.

•	The Company’s Japan operations by $39 million due to an increase in guarantee reserves from assumed reinsurance.

•	Australia by $38 million due to growth in the institutional business and an increase in retention levels as well as an increase in claim liabilities based on a review of experience.

•	South Korea by $31 million primarily due to higher claim experience and business growth offset by a reduction in claim liabilities due to a refinement in methodology.

•	The United Kingdom by $16 million due to the reduction in claim liabilities in the prior year based on a review of experience as well as higher claims in the current year and business growth.

•	India by $13 million due to business growth.

•	Brazil by $12 million due to a decrease in claims liabilities in the prior year from an experience review, higher claim experience in the current year and business growth offset by a decrease in interest credited to unit-linked policyholder liabilities reflecting net losses in the trading portfolio.

Partially offsetting these increases in policyholder benefits and claims, policyholder dividends and interest credited to policyholder account balances were decreases in:

•	Hong Kong by $113 million due to the acquisition of the remaining 50% interest in MetLife Fubon in the second quarter of 2007 and the resulting consolidation of the operation beginning in the third quarter of 2007, which includes a decrease in interest credited as a result of a reduction in unit-linked policyholder liabilities reflecting the losses of the trading portfolio backing these liabilities as discussed in the net investment income section above.

•	Ireland by $22 million primarily due to a decrease in interest credited as a result of a reduction in unit-linked policyholder liabilities reflecting the losses of the trading portfolio backing these liabilities.

Contributions from the other countries account for the remainder of the change in policyholder benefits and claims, policyholder dividends and interest credited to policyholder account balances.

Other expenses decreased by $73 million, or 4%, to $1,699 million for the year ended December 31, 2008 from $1,772 million for the prior year. Excluding the negative impact of changes in foreign currency exchange rates of $52 million, total expenses decreased by $21 million, or 2%, from the prior year.

Other expenses decreased in:

•	Argentina by $230 million, primarily due to the establishment in the prior year of a liability for pension servicing obligations due to pension reform, the elimination of the liability for pension servicing obligations and the elimination of DAC for the pension business in the current year as a result of Nationalization, as well as the elimination of contingent liabilities for certain cases due to recent Supreme Court decisions related to the pesification of insurance contracts by the government in 2002. Partially offsetting these decreases is an increase in severance costs related to Nationalization, as well as higher commissions from growth in the institutional and bancassurance business.

•	Ireland by $12 million due to foreign currency transaction losses in the prior year and foreign currency transaction gains in the current year, partially offset by higher expenses related to growth initiatives.

Partially offsetting these decreases, other expenses increased in:

•	South Korea by $50 million due to an increase in DAC amortization related to market performance as well as higher spending on advertising and marketing offset by a refinement in DAC capitalization.

•	The United Kingdom by $50 million due to business growth as well as lower DAC amortization in the prior year resulting from calculation refinements, partially offset by foreign currency transaction gains.

•	India by $32 million primarily due to increased staffing and growth initiatives.

•	The home office by $12 million primarily due to lower expenses in the prior year resulting from the elimination of intercompany expenses previously charged to the International segment, as well as higher spending on growth and infrastructure initiatives, partially offset by a decrease in accrued interest on tax liabilities.

•	Chile by $12 million primarily due to the business growth discussed above as well as higher commissions and compensation costs and higher spending on infrastructure and marketing programs.

•	Mexico by $11 million primarily due to higher expenses related to business growth and infrastructure costs, a lower increase in litigation liabilities in the prior year as well as changes in liabilities based on a review of outstanding remittances in both the current and prior years, partially offset by lower DAC amortization resulting from management’s update of assumptions used to determine estimated gross profits in both the current and prior years.

•	Hong Kong by $11 million due to the acquisition of the remaining 50% interest in MetLife Fubon in the second quarter of 2007 and the resulting consolidation of the operation beginning in the third quarter of 2007.

•	Brazil, Belgium and Australia, each increased by $11 million, and Poland by $7 million primarily due to higher commissions related to business growth.

•	Taiwan by $5 million due to a refinement in DAC resulting from a refinement of methodologies related to the estimation of profit emergence on certain blocks of business as well as growth.

Year Ended December 31, 2007 compared with the Year Ended December 31, 2006 — International

Income from Continuing Operations

Income from continuing operations increased by $465 million, or 298%, to $621 million for the year ended December 31, 2007 from $156 million for 2006. This increase includes the impact of net investment gains of $43 million, net of income tax.

Excluding the impact of net investment gains (losses), income from continuing operations increased by $422 million from 2006.

Income from continuing operations increased in:

•	Argentina by $146 million, net of income tax, primarily due to a net reduction of liabilities by $48 million, net of income tax, resulting from pension reform. Additionally, $66 million of a valuation allowance related to a deferred tax asset established in connection with such pension reform liabilities was reduced, resulting in a commensurate increase in income from continuing operations. Under the reform plan, fund administrators are no longer liable for death and disability claims of the plan participants; however, administrators retain the obligation for administering certain existing and future participants’ accounts for which they receive no revenue. Also contributing is the favorable impact of reductions in claim liabilities resulting from experience reviews in both years, higher premiums primarily due to higher pension contributions attributable to higher participant salaries, higher net investment income resulting from capital contributions in 2006, and a smaller increase in market indexed policyholder liabilities without a corresponding decrease in net investment income, partially offset by the reduction of cost of insurance fees as a result of the new pension system reform regulation, an increase in retention incentives related to pension reform, as well as lower trading portfolio income. Argentina also benefited, in both years, from the utilization of tax loss carryforwards against which valuation allowances had previously been established, and in 2007 from the reduction of valuation allowances due to expected realizability of deferred tax assets.

•	Mexico by $139 million, net of income tax, primarily due to a decrease in certain policyholder liabilities caused by a decrease in the unrealized investment results on invested assets supporting those liabilities relative to 2006, the favorable impact of experience refunds during the first quarter of 2007 in its institutional business, a reduction in claim liabilities resulting from experience reviews, the adverse impact in 2006 of an adjustment for experience refunds in its institutional business, a year over year decrease in DAC amortization as a result of management’s update of assumptions used to determine estimated gross profits in both years, a decrease in liabilities based on a review of outstanding remittances, as well as growth in its institutional and universal life businesses. These increases were offset by lower fees resulting from management’s update of assumptions used to determine estimated gross profits, the favorable impact in 2006 associated with a large group policy that was not renewed by the policyholder, a decrease in various one-time revenue items, lower investment yields, the favorable impact in 2006 of liabilities related to employment matters that were reduced, and the benefit in 2006 from the elimination of liabilities for pending claims that were determined to be invalid following a review.

•	Taiwan by $51 million, net of income tax, primarily due to an increase in DAC amortization in 2006 due to a loss recognition adjustment and prior year restructuring costs of $11 million associated with the termination of the agency distribution channel, partially offset by the favorable impact of liability refinements in 2006 and higher policyholder liabilities related to loss recognition in 2006.

•	Brazil by $37 million, net of income tax, due to the unfavorable impact of increases in policyholder liabilities due to higher than expected mortality on specific blocks of business in 2006, an increase in litigation liabilities in 2006 and the unfavorable impact of the reversal of a tax credit in 2006, as well as growth of the in-force business.

•	Ireland by $19 million, net of income tax, primarily due to the utilization of net operating losses for which a valuation allowance had been previously established as well as higher investment income resulting from higher invested assets from a capital contribution, partially offset by higher start-up expenses and currency transaction losses.

•	Japan by $22 million, net of income tax, due to improved hedge results and business growth, partially offset by the impact of foreign currency transaction losses.

•	Hong Kong by $9 million, net of income tax, due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation, as well as business growth.

•	Chile by $8 million, net of income tax, primarily due to continued growth of the in-force business, higher joint venture income and higher returns on inflation indexed securities, partially offset by higher compensation, infrastructure and marketing expenses.

•	The United Kingdom by $3 million, net of income tax, due to a reduction of claim liabilities resulting from an experience review, offset by an unearned premium calculation refinement.

•	Australia by $1 million, net of income tax, due to changes in foreign currency exchange rates offset by higher claims and business growth.

Partially offsetting these increases, income from continuing operations decreased in:

•	India by $10 million, net of income tax, primarily due to headcount increases and growth initiatives, as well as the impact of valuation allowances established against losses in both years.

•	The home office by $9 million, net of income tax, due to higher economic capital charges and investment expenses of $16 million, net of income tax, a $3 million increase in contingent tax expenses in 2007, as well as higher spending on growth and initiatives, partially offset by the elimination of certain intercompany expenses previously charged to the International segment and a tax benefit associated with a prior year income tax expense of $7 million related to a revision of an estimate.

•	South Korea by $4 million, net of income tax, due to a favorable impact in 2006 of $38 million, net of income tax, in DAC amortization associated with the implementation of a more refined reserve valuation system, as well as additional expenses in 2007 associated with growth and infrastructure initiatives, partially offset by continued growth in its variable universal life business, lower DAC amortization in the variable universal life business due to favorable market performance and a lower increase in claim liabilities.

The remainder of the change in income from continuing operations can be attributed to contributions from the other countries.

Revenues

Total revenues, excluding net investment gains (losses), increased by $858 million, or 19%, to $5,362 million for the year ended December 31, 2007 from $4,504 million for 2006.

Premiums, fees and other revenues increased by $560 million, or 16%, to $4,115 million for the year ended December 31, 2007 from $3,555 million for 2006.

Premiums, fees and other revenues increased in:

•	Mexico by $133 million primarily due to higher fees and growth in its institutional and universal life businesses, a decrease of $13 million in experience refunds during the first quarter of 2007 on Mexico’s institutional business, as well as the adverse impact in 2006 of an adjustment for experience refunds on Mexico’s institutional business. These increases were offset by lower fees resulting from management’s update of assumptions used to determine estimated gross profits, and various one-time revenue items for which 2006 benefited by $16 million and 2007 benefited by $4 million.

•	Hong Kong by $98 million due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation, as well as business growth.

•	Chile by $94 million primarily due to higher annuity sales resulting from a higher interest rate environment, improved competitive conditions and an expected rate increase in 2008, higher institutional premiums from its traditional and bank distribution channels, as well as the decrease in 2006 resulting from management’s decision not to match aggressive pricing in the marketplace.

•	South Korea by $90 million primarily due to higher fees from growth in its guaranteed annuity business and variable universal life business.

•	Brazil by $35 million primarily due to changes in foreign currency exchange rates and business growth.

•	The Company’s Japan operation by $31 million due to an increase in reinsurance assumed.

•	Australia by $26 million as a result of growth in the institutional and reinsurance in-force business, an increase in retention levels and changes in the foreign currency exchange rates.

•	Argentina by $21 million primarily due to an increase in premiums and fees from higher pension contributions resulting from higher participant salaries and a higher salary threshold subject to fees and growth in bancassurance, partially offset by the reduction of cost of insurance fees as a result of the new pension system reform regulation.

•	Taiwan and India by $21 million and $11 million, respectively, primarily due to business growth.

Partially offsetting these increases, premiums, fees and other revenues decreased in:

•	The United Kingdom by $3 million due to an unearned premium calculation refinement partially offset by changes in foreign currency rates.

The remainder of the change in premiums, fees and other revenues can be attributed to contributions from the other countries.

Net investment income increased by $298 million, or 31%, to $1,247 million for the year ended December 31, 2007 from $949 million for 2006.

Net investment income increased in:

•	Chile by $148 million due to the impact of higher inflation rates on indexed securities, the valuations and returns of which are linked to inflation rates, higher joint venture income, as well as an increase in invested assets.

•	Mexico by $46 million due to an increase in invested assets, partially offset by a decrease in yields, exclusive of inflation.

•	Hong Kong by $43 million primarily due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation.

•	Japan by $19 million due to an increase of $52 million from hedging activities associated with Japan’s guaranteed annuity, offset by a decrease of $33 million, net of income tax, in the Company’s investment in

Japan primarily due to an increase in the costs of guaranteed annuity benefits and the impact of foreign currency transaction losses, partially offset by business growth.

•	South Korea and Taiwan by $24 million and $6 million, respectively, primarily due to increases in invested assets.

•	Brazil by $14 million primarily due to increases in invested assets as well as changes in foreign currency exchange rates.

•	Australia by $12 million due to changes in foreign currency exchange rates, higher yields and increases in invested assets.

•	Ireland by $9 million due to an increase in invested assets resulting from capital contributions.

•	India by $4 million due to an increase in invested assets, as well as higher yields.

Partially offsetting these increases in net investment income was a decrease in:

•	The home office of $25 million primarily due to an increase in the amount charged for economic capital and investment management expenses.

•	Argentina by $7 million primarily due to unfavorable results in the trading portfolio, partially offset by higher invested assets resulting from capital contributions in 2006. Additionally, net investment income in 2006 did not decrease correspondingly with the decrease in policyholder benefits and claims discussed below because 2006 did not include interest- and inflation-indexed assets to support such liabilities.

The remainder of the change in net investment income can be attributed to contributions from the other countries.

Changes in foreign currency exchange rates accounted for a $106 million increase in total revenues, excluding net investment gains (losses).

Expenses

Total expenses increased by $346 million, or 8%, to $4,590 million for the year ended December 31, 2007 from $4,244 million for 2006.

Policyholder benefits and claims, policyholder dividends and interest credited to policyholder account balances increased by $122 million, or 5%, to $2,818 million for the year ended December 31, 2007 from $2,696 million for 2006.

Policyholder benefits and claims, policyholder dividends and interest credited to policyholder account balances increased in:

•	Chile by $221 million primarily due to an increase in inflation indexed policyholder liabilities as well as growth in its annuity and institutional businesses.

•	Hong Kong by $119 million due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation.

•	Taiwan by $65 million primarily due to a decrease of $14 million in 2006 from liability refinements associated with the conversion to a new valuation system, as well as higher policyholder liabilities related to loss recognition in the fourth quarter of 2006 and growth in the business.

•	South Korea by $27 million primarily due to business growth as well as changes in foreign currency exchange rates, partially offset by a lower increase in claims liabilities resulting from a change in the reinsurance allowance in 2006.

•	Australia by $23 million due to higher claims, an increase in retention levels, business growth and changes in foreign currency exchange rates.

•	India by $4 million due to higher claims and business growth, partially offset by management’s update of assumptions used to determine estimated gross profits.

Partially offsetting these increases in policyholder benefits and claims, policyholder dividends and interest credited to policyholder account balances were decreases in:

•	Argentina by $250 million primarily due to the elimination of liabilities for claims and premium deficiencies of $208 million resulting from pension reform. Under the reform plan, which is effective January 1, 2008, fund administrators are no longer liable for new death and disability claims of the plan participants. Also contributing is a decrease in interest- and market-indexed policyholder liabilities and the favorable impact of reductions in claim liabilities resulting from experience reviews in both the current and prior years.

•	Mexico by $63 million, primarily due to a decrease in certain policyholder liabilities of $117 million caused by a decrease in the unrealized investment results on the invested assets supporting those liabilities relative to 2006 and a reduction in claim liabilities resulting from experience reviews, offset by an increase of $10 million due to a decrease in 2006 of policyholder benefits associated with a large group policy that was not renewed by the policyholder, an increase of $6 million due to a benefit in 2006 from the elimination of liabilities for pending claims that were determined to be invalid following a review, as well as business growth.

•	Brazil of $13 million primarily due to the impact in 2006 of increases in policyholder liabilities from higher than expected mortality on specific blocks of business, partially offset by changes in foreign currency exchange rates.

•	The United Kingdom by $8 million, due to a reduction of claim liabilities based on a review of experience.

Decreases in other countries accounted for the remainder of the change.

Other expenses increased by $224 million, or 14%, to $1,772 million for the year ended December 31, 2007 from $1,548 million for 2006.

Other expenses increased in:

•	Argentina by $153 million, primarily due to a liability of $128 million for servicing obligations that was established as a result of pension reform. Under the reform plan, which is effective January 1, 2008, the Company retains the obligation for administering certain existing and future participants’ accounts for which they receive no revenue. Also contributing is an increase in commissions on bancassurance business, an increase in retention incentives related to pension reform, the impact of management’s update of DAC assumptions as a result of pension reform and growth, partially offset by a lower increase in liabilities due to inflation and exchange rate indexing.

•	South Korea by $92 million, primarily due to the favorable impact in 2006 of $60 million in DAC amortization associated with the implementation of a more refined reserve valuation system and additional expenses in 2007 associated with growth and infrastructure initiatives, as well as business growth and higher bank insurance fees, partially offset by a decrease in DAC amortization related to market performance.

•	Mexico by $27 million primarily due to higher expenses related to business growth and the favorable impact in 2006 of liabilities related to employment matters that were reduced, offset by a decrease in DAC amortization resulting from management’s update of assumptions used to determine estimated gross profits in both the current and prior years, and a decrease in liabilities based on a review of outstanding remittances.

•	India by $21 million primarily due to headcount increases and growth initiatives, partially offset by the impact of management’s update of assumptions used to determine estimated gross profits.

•	Australia by $12 million primarily due to business growth and changes in foreign currency exchange rates.

•	Chile by $12 million primarily due to higher compensation costs, higher spending on infrastructure and marketing programs and growth, partially offset by a decrease in DAC amortization related to inflation indexing.

•	Hong Kong by $11 million due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation.

•	Ireland by $10 million due to additional start-up costs, as well as $5 million of foreign currency transaction losses.

•	Brazil by $9 million primarily due to changes in foreign currency exchange rates, partially offset by an increase in litigation liabilities in 2006.

•	The United Kingdom by $2 million due to changes in foreign currency rates and higher spending on business initiatives, partially offset by lower DAC amortization resulting from calculation refinements.

Partially offsetting these increases in other expenses were decreases in:

•	Taiwan by $118 million primarily due to a one-time increase in DAC amortization in 2006 of $77 million due to a loss recognition adjustment resulting from low interest rates relative to product guarantees coupled with high persistency rates on certain blocks of business, an increase in DAC amortization in 2006 associated with the implementation of a new valuation system, expenses of $17 million in 2006 related the termination of the agency distribution channel and expense reductions recognized in 2007 due to elimination of the agency distribution channel.

•	The home office of $4 million primarily due to the elimination of certain intercompany expenses previously charged to the International Segment, offset by higher spending on growth and infrastructure initiatives.

Decreases in other countries accounted for the remainder of the change.

Changes in foreign currency exchange rates accounted for a $105 million increase in total expenses.

Auto & Home

The following table presents consolidated financial information for the Auto & Home segment for the years indicated:

	Years Ended December 31,
	2008	2007	2006
	(In millions)

Revenues
Premiums	$2,971	$2,966	$2,924
Net investment income	186	196	177
Other revenues	38	43	22
Net investment gains (losses)	(134)	15	3

Total revenues	3,061	3,220	3,126

Expenses
Policyholder benefits and claims	1,919	1,807	1,717
Policyholder dividends	5	4	5
Other expenses	804	829	846

Total expenses	2,728	2,640	2,568

Income before provision for income tax	333	580	558
Provision for income tax	58	144	142

Income from continuing operations, net of income tax	275	436	416
Income (loss) from discontinued operations, net of income tax	—	—	—

Net income	275	436	416
Less: Net income attributable to noncontrolling interests	—	—	—

Net income available to MetLife, Inc.’s common shareholders	$275	$436	$416

Year Ended December 31, 2008 compared with the Year Ended December 31, 2007 — Auto & Home

Income from Continuing Operations

Income from continuing operations decreased by $161 million, or 37%, to $275 million for the year ended December 31, 2008 from $436 million for the comparable 2007 period.

The decrease in income from continuing operations was primarily attributable to an increase in net investment losses of $97 million, net of income tax, and an increase in policyholder benefits and claims of $75 million, net of income tax.

The increase in net investment losses is due to an increase in losses on fixed maturity and equity securities. The increase in losses on fixed maturity and equity securities is primarily attributable to an increase in impairments associated with financial services industry holdings which experienced losses as a result of bankruptcies, FDIC receivership, and federal government assisted capital market infusion transactions in the third and fourth quarters of 2008, as well as other credit related impairments or losses on fixed maturity and equity securities where the Company did not intend to hold securities until recovery in conjunction with overall market declines occurring throughout the year.

The increase in policyholder benefits and claims of $75 million, net of income tax, was comprised primarily of an increase of $134 million, net of income tax, in catastrophe losses resulting from severe thunderstorms and tornadoes in the Midwestern and Southern states in the second quarter of the current year and hurricanes Ike, Gustav and Hanna in the third quarter of the current year, offset by $20 million, net of income tax, of additional favorable development of prior years’ catastrophe losses and loss adjustment expenses, primarily from hurricane Katrina. A decrease in non-catastrophe policyholder benefits and claims improved income from continuing operations by $39 million, net of income tax, resulting from $51 million, net of income tax, of lower losses due to lower severity in the auto line of business and $8 million, net of income tax, of additional favorable development of prior year non-catastrophe losses and $8 million, net of income tax, in unallocated loss adjustment expenses, primarily from lower employee costs, offset by an increase of $23 million, net of income tax, from higher non-catastrophe claim frequencies primarily in the homeowners line of business and a $5 million, net of income tax, increase related to higher earned exposures.

Offsetting this decrease in income from continuing operations was an increase in premiums of $3 million, net of income tax, comprised of an increase of $11 million, net of income tax, related to increased exposures and an increase of $16 million, net of income tax, from a decrease in catastrophe reinsurance costs. Offsetting these increases in premiums was a decrease of $20 million, net of income tax, related to a reduction in average earned premium per policy and a decrease of $4 million, net of income tax, in premiums from various involuntary programs.

In addition, net investment income decreased by $7 million, net of income tax, primarily due to a smaller asset base.

Also impacting income from continuing operations was a decrease of $16 million, net of income tax, in other expenses and a decrease of $3 million, net of income tax, in other revenues.

Income taxes contributed $2 million to income from continuing operations over the expected amount primarily due to favorable resolution of a prior year audit. A greater proportion of tax advantaged investment income resulted in a decline in the segment’s effective tax rate.

Revenues

Total revenues, excluding net investment gains (losses), decreased by $10 million, or 0.3%, to $3,195 million for the year ended December 31, 2008 from $3,205 million for the comparable 2007 period.

Premiums increased by $5 million due to an increase of $14 million related to increased exposures and a decrease of $25 million in catastrophe reinsurance costs. These increases in premiums were offset by a decrease of $28 million related to a reduction in average earned premium per policy and a decrease of $6 million in premiums primarily from various involuntary programs.

Net investment income decreased by $10 million primarily due to a smaller asset base. Other revenues decreased $5 million primarily related to slower than anticipated claims payments resulting in slower recognition of deferred income in 2008 related to a reinsurance contract as compared to 2007 and less income from COLI.

Expenses

Total expenses increased by $88 million, or 3%, to $2,728 million for the year ended December 31, 2008 from $2,640 million for the comparable 2007 period.

Policyholder benefits and claims increased by $112 million due to an increase of $202 million in catastrophe losses primarily resulting from severe thunderstorms and tornadoes in the Midwestern and Southern states in the second quarter of the current year and hurricanes Ike, Gustav and Hanna in the third quarter of the current year, offset by $31 million of additional favorable development of prior years’ catastrophe losses and adjusting expenses, primarily from hurricane Katrina. Non-catastrophe policyholder benefits and claims decreased $59 million resulting from $79 million of lower losses due to lower severities, primarily in the auto line of business, $11 million of additional favorable development of prior year losses and a $12 million decrease in unallocated loss adjustment expenses primarily from lower employee costs, offset by an increase of $34 million from higher non-catastrophe claim frequencies, primarily in the homeowners line of business and a $9 million increase related to earned exposures.

Other expenses decreased by $25 million resulting mainly from a $21 million decrease in commissions, a $3 million decrease in surveys and underwriting reports and a $5 million decrease in other sales related expenses, offset by a $13 million change in deferred acquisition costs, all due to a decrease in policy activity, a decrease of $4 million related to a 2007 charge for structured settlements and a $5 million decrease from other minor fluctuations in a number of expense categories. Policyholder dividends increased by $1 million.

Underwriting results, including catastrophes, in the Auto & Home segment were unfavorable for the year ended December 31, 2008 than as compared to the 2007 period, as the combined ratio, including catastrophes, increased to 91.2% from 88.4% for the year ended December 31, 2007. Underwriting results, excluding catastrophes, in the Auto & Home segment were favorable for the year ended December 31, 2008, as the combined ratio, excluding catastrophes, decreased to 83.1% from 86.3% for the year ended December 31, 2007.

Year Ended December 31, 2007 compared with the Year Ended December 31, 2006 — Auto & Home

Income from Continuing Operations

Income from continuing operations increased by $20 million, or 5%, to $436 million for the year ended December 31, 2007 from $416 million for the comparable 2006 period.

The increase in income from continuing operations was primarily attributable to an increase in premiums of $28 million, net of income tax. The increase in premiums was principally due to an increase of $38 million, net of income tax, related to increased exposures, an increase of $4 million, net of income tax, from various voluntary and involuntary programs and an increase of $4 million, net of income tax, resulting from the change in estimate on auto rate refunds due to a regulatory examination. Offsetting these increases was a $14 million, net of income tax, decrease related to a reduction in average earned premium per policy and an increase in catastrophe reinsurance costs of $4 million, net of income tax.

In addition, net investment income increased by $12 million, net of income tax, due primarily to a realignment of economic capital and an increase in net investment income from higher yields, somewhat offset by a lower asset base. Net investment gains (losses) increased by $8 million, net of income tax, for the year ended December 31, 2007 as compared to 2006.

In addition, other revenues increased by $14 million, net of income tax, due primarily to slower than anticipated claims payments in 2006 resulting in slower recognition of deferred income in 2006 related to a reinsurance contract as compared to 2007.

Negatively impacting income from continuing operations were additional policyholder benefits and claims of $59 million, net of income tax, primarily due to $39 million, $20 million, and $16 million, all net of income tax, of losses related to higher claim frequencies, higher earned exposures and higher losses due to severity, respectively. In addition, a $13 million increase, net of income tax, in unallocated claims adjusting expenses and an increase of $12 million, net of income tax, from a reduction in favorable development of 2006 losses negatively impacted income from continuing operations. Offsetting these increases was a $41 million, net of income tax, decrease in catastrophe losses, which included favorable development of 2006 catastrophe liabilities of $10 million, net of income tax.

In addition, there was a decrease of $1 million, net of income tax, in policyholder dividends that positively impacted income from continuing operations.

Also favorably impacting income from continuing operations was a reduction of $11 million, net of income tax, in other expenses related to lower information technology and advertising costs.

Revenues

Total revenues, excluding net investment gains (losses), increased by $82 million, or 3%, to $3,205 million for the year ended December 31, 2007 from $3,123 million for the comparable 2006 period.

Premiums increased by $42 million due principally to a $59 million increase in premiums related to increased exposures, an increase of $5 million from various voluntary and involuntary programs and an increase in premiums of $5 million, resulting from the change in estimate on auto rate refunds due to a regulatory examination. Offsetting these increases was a $21 million decrease related to a reduction in average earned premium per policy and an increase in catastrophe reinsurance costs of $6 million.

Net investment income increased by $19 million due to a realignment of economic capital and an increase in net investment income from higher yields, somewhat offset by a lower asset base.

In addition, other revenues increased $21 million due primarily to slower than anticipated claims payments resulting in slower recognition of deferred income in 2006 related to a reinsurance contract as compared to 2007.

Expenses

Total expenses increased by $72 million, or 3%, to $2,640 million for the year ended December 31, 2007 from $2,568 million for the comparable 2006 period.

Policyholder benefits and claims increased by $90 million which was primarily due to an increase of $59 million from higher claim frequencies, as a result of a return to normal weather patterns in 2007 compared to the milder weather in 2006 across the majority of the country, and a $25 million and $30 million increase in losses related to higher severity and higher earned exposures, respectively. In addition, an increase of $20 million in unallocated loss adjustment expenses, primarily resulting from an increase in claims-related information technology costs, and a $19 million decrease in favorable development of 2006 losses, representing $148 million of favorable development for 2007 as compared to $167 million for the 2006 period, increased policyholder benefits and claims. Offsetting these increases in losses was a decrease of $63 million in catastrophe losses, which includes $15 million of favorable loss development from 2006 catastrophes.

Policyholder dividends decreased by $1 million in 2007 as compared to 2006.

Other expenses decreased by $17 million primarily related to lower information technology and advertising costs, partially offset by minor changes in a variety of expense categories.

Underwriting results, excluding catastrophes, in the Auto & Home segment were favorable for the year ended December 31, 2007, although lower than the comparable period of 2006, as the combined ratio, excluding catastrophes, increased to 86.3% from 82.8% for the year ended December 31, 2006.

Corporate & Other

The following table presents consolidated financial information for Corporate & Other for the years indicated:

	Years Ended December 31,
	2008	2007	2006
	(In millions)

Revenues
Premiums	$28	$35	$37
Net investment income	817	1,419	998
Other revenues	184	72	43
Net investment gains (losses)	947	45	(154)

Total revenues	1,976	1,571	924

Expenses
Policyholder benefits and claims	48	46	38
Interest credited to policyholder account balances	7	—	—
Other expenses	1,893	1,382	1,330

Total expenses	1,948	1,428	1,368

Income (loss) from continuing operations before provision (benefit) for income tax	28	143	(444)
Provision for income tax	(142)	(118)	(427)

Income (loss) from continuing operations, net of income tax	170	261	(17)
Income (loss) from discontinued operations, net of income tax	(201)	336	3,422

Net income (loss)	(31)	597	3,405
Less: Net income attributable to noncontrolling interests	96	157	159

Net income (loss) attributable to MetLife, Inc.	(127)	440	3,246
Less: Preferred stock dividends	125	137	134

Net income (loss) available to MetLife, Inc.’s common shareholders	$(252)	$303	$3,112

Year Ended December 31, 2008 compared with the Year Ended December 31, 2007 — Corporate & Other

Income from Continuing Operations

Income from continuing operations decreased by $91 million, or 35%, to $170 million for the year ended December 31, 2008 from $261 million for the prior year.

Included in this decrease in income from continuing operations is an increase in net investment gains of $586 million, net of income tax. The increase in net investment gains arises principally from the elimination of $993 million, net of income tax, of net investment losses arising from the transfer of fixed maturity securities between segments. This was partially offset by increased losses of $263 million, net of income tax, primarily due to net investment losses on fixed maturity securities and derivatives, and, to a much lesser degree, losses on equity securities, mortgage and consumer loans, and other limited partnership interests which are partially offset by foreign currency transaction gains originating within Corporate & Other. The fixed maturity and equity security losses include losses on sales of securities and impairments associated with financial services industry holdings which experienced losses as a result of bankruptcies, FDIC receivership, and federal government assisted capital infusion transactions in the third and fourth quarters of 2008, as well as other credit related impairments or losses on fixed maturity or equity securities where the Company did not intend to hold the securities until recovery in conjunction with overall market declines occurring throughout the year. The derivative losses were primarily driven by foreign currency swaps caused by unfavorable interest rate and foreign exchange movements. The derivative losses were partially offset by foreign currency transaction gains associated with foreign denominated long-term debt.

Excluding the impact of net investment gains (losses), income from continuing operations decreased by $677 million, compared to the prior year.

The decrease in income from continuing operations excluding net investment gains (losses) was primarily attributable to lower net investment income, higher corporate expenses, higher interest expense, higher legal costs and higher interest credited to policyholder account balances of $391 million $228 million, $104 million, $46 million and $5 million, respectively, each of which were net of income tax. This decrease was partially offset by higher other revenues, lower interest on uncertain tax positions, and lower interest credited to bankholder deposits of $73 million, $27 million and $21 million, respectively, each of which were net of income tax. Tax benefits decreased by $17 million over the prior year primarily due to a $16 million recognition of a deferred tax liability related to the RGA split-off and $1 million decrease from the difference of finalizing the Company’s 2007 tax return in 2008 when compared to finalizing the Company’s 2006 tax return in 2007 and the actual and the estimated tax rate allocated to the various segments.

Revenues

Total revenues, excluding net investment gains (losses), decreased by $497 million, or 33%, to $1,029 million for the year ended December 31, 2008 from $1,526 million for the prior year.

This decrease was primarily due to a decrease in net investment income excluding MetLife Bank of $644 million, mainly due to reduced yields on other limited partnership interests including hedge funds and real estate and real estate joint ventures partially offset by higher securities lending results. This decrease in yields was partially offset by a higher asset base related to the investment of proceeds from issuances of junior subordinated debt in December 2007 and April 2008, collateral financing arrangements to support statutory reserves in May 2007 and December 2007, common stock in October 2008, and funding agreements with FHLB of NY in November 2008 partially offset by repurchases of outstanding common stock, the prepayment of shares subject to mandatory redemption in October 2007 and the reduction of commercial paper outstanding. A fractional repositioning of the portfolio from short-term investments resulted in higher leveraged lease income. Net investment income on MetLife Bank increased $42 million from higher asset base and mortgage loan production primarily from acquisitions in 2008. Other revenues increased $112 million primarily related to MetLife Bank loan origination and servicing fees of $126 million from acquisitions in 2008, an adjustment in the prior year of surrender values on COLI policies of $13 million, and income from counterparties on collateral pledged in 2008 of $6 million, partially offset by $37 million lower revenue from a prior year resolution of an indemnification claim associated with the 2000 acquisition of GALIC. Also included as a component of total revenues was the elimination of intersegment amounts which was offset within total expenses.

Expenses

Total expenses increased by $520 million, or 36%, to $1,948 million for the year ended December 31, 2008 from $1,428 million for the prior year.

Corporate expenses were higher by $355 million primarily due to higher MetLife Bank costs of $164 million for compensation, rent, and mortgage loan origination and servicing expenses primarily related to acquisitions in 2008, higher post employment related costs of $101 million in the current year associated with the implementation of an enterprise-wide cost reduction and revenue enhancement initiative, higher corporate support expenses of $72 million, which included incentive compensation, rent, advertising, and information technology costs. Corporate expenses also increased from lease impairments of $38 million for company use space that is currently vacant, and higher costs from MetLife Foundation contributions of $18 million, partially offset by a reduction in deferred compensation expenses of $60 million. Interest expense was higher by $158 million due to the issuances of junior subordinated debt in December 2007 and April 2008 and collateral financing arrangements in May 2007 and December 2007, partially offset by rate reductions on variable rate collateral financing arrangements in 2008, the prepayment of shares subject to mandatory redemption in October 2007 and the reduction of commercial paper outstanding. Legal costs were higher by $72 million primarily due to asbestos insurance costs of $38 million, which included $35 million for the commutation of three asbestos-related excess insurance policies and $3 million for amortization and valuation of those policies prior to the commutation, $29 million higher for decreases in prior year legal liabilities partially offset by current year decreases resulting from the resolution of certain matters, and an increase in other legal fees of $5 million. Interest credited to policyholder account balances was $7 million in the current year as a result of issuance of funding agreements with FHLB of NY in November 2008. Interest on uncertain tax positions was lower by $41 million as a result of a settlement payment to the IRS in December 2007 and a decrease in published IRS interest rates. Interest credited on bankholder deposits decreased by $33 million at MetLife Bank due to lower interest rates, partially offset by higher bankholder deposits. Also included as a component of total expenses was the elimination of intersegment amounts which were offset within total revenues.

Year Ended December 31, 2007 compared with the Year Ended December 31, 2006 — Corporate & Other

Income from Continuing Operations

Income from continuing operations increased by $278 million, to a gain of $261 million for the year ended December 31, 2007 from a loss of $17 million for 2006. Included in this increase were lower net investment losses of $129 million, net of income tax. Excluding the impact of net investment gains (losses), income from continuing operations increased by $149 million.

The increase in income from continuing operations was primarily attributable to higher net investment income, lower corporate expenses, higher other revenues, integration costs incurred in 2006, and lower legal costs of $274 million, $53 million, $19 million, $17 million, and $7 million, respectively, each of which were net of income tax. This was partially offset by higher interest expense on debt, higher interest on uncertain tax positions, and higher interest credited to bankholder deposits of $86 million, $23 million, and $3 million respectively, each of which were net of income tax. Tax benefits decreased by $102 million over the comparable period in 2006 due to the Company’s implementation of FIN 48, the difference of finalizing the Company’s 2006 tax return in 2007 when compared to finalizing the Company’s 2005 tax return in 2006 and the difference between the actual and the estimated tax rate allocated to the various segments.

Revenues

Total revenues, excluding net investment gains (losses), increased by $448 million, or 42%, to $1,526 million for the year ended December 31, 2007 from $1,078 million for 2006. This increase was primarily due to increased net investment income of $421 million, mainly on fixed maturity securities, driven by a higher asset base related to the reinvestment of proceeds from the sale of the Peter Cooper Village and Stuyvesant Town properties during the fourth quarter of 2006 and the investment of proceeds from issuances of junior subordinated debt in December 2006 and December 2007 and collateral financing arrangements to support statutory reserves in May 2007 and December 2007. Net investment income also increased on other limited partnerships, real estate and real estate joint ventures, and mortgage loans. Other revenues increased by $29 million primarily related to the resolution of an indemnification claim associated with the 2000 acquisition of GALIC, offset by an adjustment of surrender values on COLI policies. Also included as a component of total revenues was the elimination of intersegment amounts which was offset within total expenses.

Expenses

Total expenses increased by $60 million, or 4%, to $1,428 million for the year ended December 31, 2007 from $1,368 million for 2006. Interest expense was higher by $133 million due to the issuances of junior subordinated debt in December 2006 and December 2007 and collateral financing arrangements in May 2007 and December 2007, respectively, and from settlement fees on the prepayment of shares subject to mandatory redemption in October 2007, partially offset by the maturity of senior notes in December 2006 and the reduction of commercial paper outstanding. Interest on uncertain tax positions was higher by $35 million as a result of an increase in published Internal Revenue Service interest rates and a change in the method of estimating interest expense on tax contingencies associated with the Company’s implementation of FIN 48. As a result of higher interest rates, interest credited on bank deposits increased by $5 million at MetLife Bank. Corporate expenses are lower by $85 million primarily due to lower corporate support expenses of $62 million, which included advertising, start-up costs for new products and information technology costs, and lower costs from reductions of MetLife Foundation contributions of

$23 million. Integration costs incurred in prior year were $25 million. Legal costs were lower by $11 million primarily due to a reduction in 2007 of $35 million of legal liabilities resulting from the settlement of certain cases; lower other legal costs of $3 million partially offset by higher amortization and valuation of an asbestos insurance recoverable of $27 million. Also included as a component of total expenses was the elimination of intersegment amounts which were offset within total revenues.